      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1996


                                                       REGISTRATION NO. 333-3002
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                 PRE-EFFECTIVE
                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                       EVANS WITHYCOMBE RESIDENTIAL, INC.
             (Exact name of registrant as specified in its charter)

          MARYLAND                 86-0766008
(State or other jurisdiction    (I.R.S. Employer
             of                  Identification
      incorporation or               Number)
       organization)

                           --------------------------

6991 EAST CAMELBACK ROAD, SUITE A-200, SCOTTSDALE, ARIZONA 85251, (602) 840-1040
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                STEPHEN O. EVANS
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                       EVANS WITHYCOMBE RESIDENTIAL, INC.
                     6991 EAST CAMELBACK ROAD, SUITE A-200
                           SCOTTSDALE, ARIZONA 85251
                                 (602) 840-1040
(Name, address, including zip code and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

              KENNETH M. DORAN                           EDWARD SONNENSCHEIN, JR.
         GIBSON, DUNN & CRUTCHER LLP                         LATHAM & WATKINS
           333 SOUTH GRAND AVENUE                     633 WEST 5TH STREET, SUITE 4000
     LOS ANGELES, CALIFORNIA 90071-3197             LOS ANGELES, CALIFORNIA 90071-2007
               (213) 229-7000                                 (213) 485-1234

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MAY 14, 1996


PROSPECTUS
                                4,500,000 SHARES

                       EVANS WITHYCOMBE RESIDENTIAL, INC.

[LOGO]                            COMMON STOCK
                               ------------------

    Evans Withycombe Residential, Inc., a Maryland corporation (the "Company"), is the largest developer, owner and manager of multifamily apartment communities in Arizona and is expanding its operations into selected sub-markets in Southern California which the Company believes provide attractive investment opportunities. The Company owns and manages 43 stabilized multifamily apartment communities located in Arizona, containing a total of 11,241 apartments. In addition, the Company owns one stabilized multifamily community in Southern California, which contains a total of 492 apartments. The Company also owns nine additional apartment communities in Arizona which are either under construction or in initial lease-up with a total of 1,586 apartments. Three of these communities are new developments and six are expansions of existing communities owned by the Company.

    The Company operates as a self-administered and self-managed real estate investment trust (a "REIT") and conducts all of its operations through Evans Withycombe Residential, L.P., a Delaware limited partnership (the "Operating Partnership"), either directly or through subsidiaries. The Company is the sole general partner and a limited partner of the Operating Partnership and, after giving effect to the Offering (as defined below), will own an approximately 79% interest therein.

    Of the 4,500,000 shares of common stock, par value $.01 per share, of the Company (the "Common Shares") being offered hereby (the "Offering"), 2,000,000 are being sold by the Company and 2,500,000 are being sold by certain non-management stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Upon completion of the Offering, approximately 33.1% of the equity of the Company will be held by officers and directors of the Company or entities affiliated therewith. See "Principal and Selling Stockholders." To ensure that the Company maintains its qualification as a REIT, ownership of Common Shares by any person is, with certain exceptions, limited to 9.8% of the outstanding shares.


    Since the Company completed its initial public offering in August 1994, the Company has paid regular quarterly dividends to holders of its Common Shares. The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "EWR." On May 13, 1996, the last reported sale price of the Common Shares on the NYSE was $21 5/8 per share. See "Price Range of Common Shares and Dividends."

                         ------------------------------

       THESE  SECURITIES  HAVE NOT  BEEN APPROVED  OR DISAPPROVED  BY THE
       SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES
       COMMISSION  NOR  HAS  THE  COMMISSION  OR  ANY  STATE SECURITIES
         COMMISSION PASSED  UPON THE  ACCURACY  OR ADEQUACY  OF  THIS
             PROSPECTUS.  ANY  REPRESENTATION  TO THE  CONTRARY  IS A
                               CRIMINAL OFFENSE.

                                                                                                               PROCEEDS TO
                                                     PRICE TO          UNDERWRITING        PROCEEDS TO           SELLING
                                                      PUBLIC           DISCOUNT(1)          COMPANY(2)         STOCKHOLDERS
Per Share.....................................          $                   $                   $                   $
Total (3).....................................          $                   $                   $                   $

(1) The Company, the Operating Partnership and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $500,000.

(3) The Company and the Selling Stockholders have granted the Underwriters an option to purchase up to an additional 675,000 Common Shares to cover over-allotments, if any. Of the 675,000 Common Shares, the Company may, at its option, sell up to 300,000 Common Shares, with the remainder to be sold by the Selling Stockholders on a pro rata basis according to the number of shares sold by them in the Offering. If 300,000 of such shares are purchased from the Company, the total Price to Public, Underwriting Discount and
    Proceeds to Company will be $            , $            , and $            ,
    respectively. See "Underwriting."
                         ------------------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                         ------------------------------

    THE COMMON SHARES ARE OFFERED BY THE SEVERAL UNDERWRITERS, SUBJECT TO PRIOR SALE, WHEN, AS, AND IF ISSUED, DELIVERED TO AND ACCEPTED BY THE UNDERWRITERS, SUBJECT TO THE APPROVAL OF CERTAIN LEGAL MATTERS BY COUNSEL FOR THE UNDERWRITERS AND CERTAIN OTHER CONDITIONS. THE UNDERWRITERS RESERVE THE RIGHT TO WITHDRAW, CANCEL OR MODIFY SUCH OFFER AND TO REJECT ORDERS IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE COMMON SHARES OFFERED HEREBY WILL BE MADE IN NEW
YORK, NEW YORK ON OR ABOUT                , 1996.

                         ------------------------------

MERRILL LYNCH & CO.
                    DEAN WITTER REYNOLDS INC.
                                        MORGAN STANLEY & CO.
                                               INCORPORATED
                                                               SMITH BARNEY INC.
                               ------------------

            The date of this Prospectus is                   , 1996.

The inside front and back covers contain photographs of certain of the Company's apartment communities with captions identifying each community and a regional map identifying the markets the Company is focused on: Phoenix, Tucson, Riverside/ San Bernardino and San Diego.


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED FINANCIAL AND OTHER INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THE PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. UNLESS OTHERWISE INDICATED OR AS THE CONTEXT OTHERWISE REQUIRES, (A) REFERENCES TO THE "COMPANY" INCLUDE THE COMPANY'S PREDECESSOR, EVANS WITHYCOMBE, INC., AND ITS AFFILIATES, PREDECESSORS AND PARTNERS (COLLECTIVELY, "EVANS WITHYCOMBE") AND EVANS WITHYCOMBE RESIDENTIAL, L.P. (THE "OPERATING PARTNERSHIP"), EVANS WITHYCOMBE FINANCE PARTNERSHIP, L.P. (THE "FINANCING PARTNERSHIP") AND EVANS WITHYCOMBE MANAGEMENT, INC. (THE "MANAGEMENT COMPANY") AND (B) REFERENCES TO THE OPERATING PARTNERSHIP INCLUDE THE FINANCING PARTNERSHIP.

                                  THE COMPANY

    The Company is the largest developer, owner and manager of multifamily apartment communities in Arizona and is expanding its operations into selected sub-markets in the Southern California metropolitan areas of San Diego and
Riverside/San Bernardino which the Company believes provide attractive investment opportunities. The Company's property portfolio consists of stabilized properties and properties under construction. The Company owns and manages 43 stabilized multifamily apartment communities located in Arizona and one stabilized multifamily community in Southern California, containing a total of 11,733 apartments, of which 11,241 are in Arizona and 492 are in Southern California. The 44 stabilized communities in Arizona and California are referred to herein as the "Stabilized Communities." The Company also owns nine additional apartment communities in Arizona which are either under construction or in initial lease-up with a total of 1,586 apartments (the "Communities Under Construction" and, together with the Stabilized Communities, the "Communities"). Three of these communities are new developments and six are expansions of existing communities owned by the Company. The Company considers a property stabilized when it reaches 93% physical occupancy. Additionally, the Company owns, or has the rights to acquire, sites intended for the development of four additional multifamily apartment communities, which, if completed, are expected to contain approximately 1,720 apartments. There can be no assurance that, in connection with the sites that it has the rights to acquire, the Company will succeed in obtaining any necessary governmental approvals or any financing required to develop these projects, or that the Company will decide to develop any particular project.

    Since the Company completed its initial public offering in August 1994 (the "Initial Public Offering") through December 31, 1995, the Company has expanded its portfolio of Stabilized Communities 52.5% by (i) completing the development and stabilization of 12 properties containing a total of 2,282 apartments, (ii) acquiring four communities in the Phoenix market containing a total of 1,264 apartments and (iii) acquiring the Riverside/San Bernardino community containing 492 apartments. The following table sets forth financial and operating data for
(a) the 30 Stabilized Communities acquired by the Company in connection with the formation transactions which occurred contemporaneously with the Initial Public Offering, excluding Village at Tanque Verde which was expanded by 81 units with the completion of Phase II in December 1994 (the "Initial Communities"), as of December 31, 1994 and December 31, 1995 and (b) the 44 Stabilized Communities at, and for the quarter ended, March 31, 1996.

                                                                                       STABILIZED
                                                    INITIAL COMMUNITIES                COMMUNITIES
                                       ---------------------------------------------  -------------
                                             AT               AT                           AT
                                        DECEMBER 31,     DECEMBER 31,    PERCENTAGE     MARCH 31,
                                            1994             1995         INCREASE        1996
                                       ---------------  ---------------  -----------  -------------
                                            (DOLLARS IN THOUSANDS)
Total rental revenues................     $  49,712        $  52,940            6.5%    $  17,288
Net operating income.................        35,123           37,624            7.1%       12,634
Total properties.....................            30               30            N/A            44
Total apartment units................         7,559            7,559            N/A        11,733

    The Company believes that the following factors have accounted for the Company's success and will continue to contribute to the Company's prospects for future growth:

- -   REGIONAL FOCUS. The Company has focused on becoming a major presence in each of its markets, allowing it to capitalize on its superior customer service, product design and property locations while establishing and maintaining a strong brand identity. The Company seeks to operate in markets where population and employment growth rates are expected to exceed the national averages and where it believes it can become one of the regionally significant owners and managers of multifamily apartment properties. The Company believes that by continuing its focus on Arizona and other selected markets within its region in Southern California it strengthens its expertise in, and detailed knowledge of, each of its markets.

        ARIZONA. The Company's size and prominence in its primary Arizona markets provide it with a number of competitive advantages, including superior market knowledge resulting in choice site selection, superior employee training and retention, product differentiation, economies of scale in operations and the ability to utilize specialized marketing techniques. The Phoenix and Tucson apartment markets, which, during 1995, had vacancy rates of 4.5% and 7.7%, respectively, are expected to continue to improve due to increasing population, job growth and household formations.

        CALIFORNIA. After conducting an extensive study of a number of potential markets within its region, the Company has determined that certain selected sub-markets in Riverside/San Bernardino and San Diego, California present significant opportunities for growth and attractive investment opportunities. The Company believes that properties are currently available for purchase in such markets at prices below replacement costs which could result in attractive yields and growth for the Company.

    The above statements regarding the Company's expectations and projections of population and employment growth rates and household formations, and the availability of properties for purchase are forward-looking and involve risks and uncertainties beyond the Company's control. No assurance can be given that such expectations will conform to actual results.

- - PROPERTY LOCATIONS. The Communities are located in growing sub-markets in the Phoenix and Tucson metropolitan areas in Arizona and in Riverside/San Bernardino in Southern California. The Communities are in submarkets close
    to  areas  of  employment,  transportation  and  shopping,  principally   in
    "in-fill" areas and master planned communities.

- -   REPUTATION FOR  QUALITY. As a  long-term investor, the  Company develops its communities to increase value and minimize long term operating expenses. The properties developed by the Company share an innovative design approach characterized by high-quality construction, architectural detail, attractive landscaping, extensive amenities and interior features. Similarly, in seeking acquisition properties, the Company identifies properties which after refurbishment meet the same standards. The Company's reputation for quality in its markets has led to success in obtaining development entitlements and brand name identification in its primary markets.

- -   EXPERIENCED MANAGEMENT IN FULLY-INTEGRATED  ORGANIZATION. With an average of over 17 years in the multifamily apartment business, the Company's executive
    management  team  has  extensive  development,  construction,   acquisition,
    refurbishment, marketing and property management experience, and has gained in-depth knowledge of the multifamily apartment industry and the Company's markets. Of the Stabilized Communities, the Company has developed 15 new properties and five expansions to existing properties consisting of 4,238 apartments, and has acquired and refurbished 26 properties consisting of 6,815 apartments.

- -   WELL-TRAINED WORKFORCE.  The  Company believes  that employee  training  and retention has been integral to its success. The Company conducts numerous training sessions throughout the year and prides itself on the quality and experience of its people. The Company's size and concentration in its market provides qualified employees with opportunities for advancement within the Company and contributes to employee retention. The Company believes employee stability enhances operating efficiency and productivity.

- -   SERVICE-ORIENTED PHILOSOPHY.  The  Company will  continue its  tradition  of focusing on extensive resident amenities and customer service designed to maintain high occupancy, premium rental rates and low resident turnover. By providing efficient service and soliciting customer feedback, the Company believes it maintains a high level of customer satisfaction which results in lower turnover and more frequent rental referrals by existing residents. Emphasizing product differentiation and customer service, the Company has created and continues to strengthen its brand image in its markets.

- - CAPITAL STRUCTURE. The Company maintains a conservative capital structure by minimizing its exposure to floating rate debt and utilizing prudent leverage. As of March 31, 1996, the Company's ratio of total debt to total market capitalization was 39.6% and approximately $76.0 million of the Company's debt was variable rate (excluding $17.3 million of variable rate tax free bond debt), which represented less than 9.4% of the Company's total market capitalization. The Company's fixed rate and tax free bond debt has an average interest rate of 7.8% and an average maturity of 6.1 years. During
   1995,   the  Company  replaced  its  secured   line  of  credit  and  secured
   construction loans with a $125 million unsecured line of credit, thereby reducing its short-term interest rate from 185 basis points over LIBOR to 175 basis points over LIBOR. See "Recent Activity -- Financing Activity" below.

- - COST CONTROLS. The Company's cost controls have enabled it to keep its general and administrative expenses at approximately 2.1% of revenues since its Initial Public Offering, which is well below the REIT industry average of more than 4.3%. The Company's operating expenses for the Initial Communities, including an allocation for property management overhead, were $2,513 per unit during 1995, reflecting a modest increase of 0.6% during the year, which was less than inflation and which is 9.2% lower than the regional industry average of $2,767 per unit.

    All of the Communities and other assets of the Company are held by, and all of the Company's operations are conducted through, the Operating Partnership (either directly or through subsidiaries). The Company is the sole general partner and also a limited partner of the Operating Partnership and, after giving effect to the Offering, will own an approximately 79.23% interest therein. See "Use of Proceeds." To maintain the Company's qualification as a REIT while realizing income from its fee management and related service business, the Company's management operations are conducted through the Management Company pursuant to the terms of management agreements with the Operating Partnership and the Financing Partnership.

    Upon consummation of the Offering, Stephen O. Evans and F. Keith Withycombe, the two senior officers of the Company, will beneficially own approximately 8.7% and 7.9%, respectively, of the outstanding equity of the Company (giving effect to the exchange of units of partnership interest in the Operating Partnership ("Units") for Common Shares).

                              RECENT DEVELOPMENTS

DEVELOPMENT ACTIVITY

    DEVELOPMENT COMPLETED SINCE THE INITIAL PUBLIC OFFERING. Since its Initial Public Offering, the Company has completed the development and stabilization of 12 Communities with an aggregate of 2,282 apartment units. The following table compares the Company's actual results with its estimates.

                                                                                                   ESTIMATED
                                          ESTIMATED                                                 AVERAGE      ACTUAL AVERAGE
                                NUMBER   COMMENCEMENT      ACTUAL       ESTIMATED      ACTUAL     MONTHLY BASE    MONTHLY BASE
STABILIZED                        OF          OF        COMMENCEMENT    STABILIZED    STABILIZED    RENT PER        RENT PER
COMMUNITY:                      UNITS    LEASE-UP(1)    OF LEASE-UP    OCCUPANCY(1)   OCCUPANCY   APARTMENT(2)   APARTMENT(2)(3)
- ------------------------------  ------   ------------   ------------   ------------   ---------   ------------   ---------------
                                                                QUARTER
                                         ------------------------------------------------------
Tanque Verde Expansion........     81       3Q'94          3Q'94          4Q'94         4Q'94         $708            $720
Mountain Park.................    240       2Q'94          2Q'94          2Q'95         2Q'95          713             789
The Enclave...................    204       3Q'94          3Q'94          2Q'95         2Q'95          697             816
Towne Square Expansion........    120       4Q'94          4Q'94          3Q'95         3Q'95          749             789
The Sonoran...................    297       4Q'94          4Q'94          1Q'96         3Q'95          710             761
The Heritage (4)..............    204       4Q'94          1Q'95          4Q'95         3Q'95          726             785
Arboretum Expansion...........    144       4Q'94          1Q'95          3Q'95         4Q'95          762             740
Gateway Villas (5)............    180       1Q'95          1Q'95          4Q'95         4Q'95          775             812
Ladera (6)....................    248       1Q'95          2Q'95          4Q'95         1Q'96          774             833
The Legends (7)...............    312       4Q'94          4Q'94          1Q'96         1Q'96          808             792
The Ingleside.................    120       3Q'95          3Q'95          1Q'96         1Q'96                          843
The Sonoran Expansion.........    132       3Q'95          2Q'95          2Q'96         4Q'95                          761
                                ------
TOTAL.........................  2,282

- ------------------------
(1) Represents estimates made by the Company in its Prospectus dated August 10, 1994 relating to the Company's Initial Public Offering. In the case of The Ingleside and The Sonoran Expansion, the estimates are based upon the Company's estimates set forth in public filings subsequent to the Initial Public Offering.

(2) Base rent excludes miscellaneous income relating to (a) certain special amenities, including fireplaces and views, which averages approximately $15 per month per apartment and (b) late payments, applications and redecorating fees and deposit forfeitures which average approximately $20 per month per apartment.

(3) As of March 31, 1996.

(4) Formerly known as Crystal Point.

(5) Formerly known as Paradise Village Gateway.

(6) Formerly known as Pointe Squaw Peak.

(7) Formerly known as La Paloma.

    COMMUNITIES UNDER CONSTRUCTION.   The Company  currently has nine  apartment
communities under construction or in initial lease-up (collectively, the "Communities Under Construction"), of which three are new communities and six are expansions of existing Communities that will contain an aggregate of 1,586 apartments when completed. Information regarding the Communities Under Construction is summarized in the following table.

                                                                                                        ESTIMATED
                                ESTIMATED                                                                AVERAGE
                               CONSTRUCTION                   ACTUAL OR                 PERCENTAGE OF    MONTHLY    AVERAGE MONTHLY
                      NUMBER     COST (1)                     ESTIMATED     ESTIMATED   UNITS LEASED    BASE RENT    BASE RENT PER
                        OF         (IN        CONSTRUCTION   COMMENCEMENT   STABILIZED   AS OF MARCH       PER      APARTMENT AS OF
METROPOLITAN AREA     UNITS     MILLIONS)     COMMENCEMENT   OF LEASE-UP    OCCUPANCY     31, 1996      APARTMENT   MARCH 31, 1996
- --------------------  ------   ------------   ------------   ------------   ---------   -------------   ---------   ---------------
                                                              QUARTER
                                              ---------------------------------------
PHOENIX, AZ
Mirador(2)..........    316        $ 23          4Q'94          3Q'95         3Q'96          72%          $756           $825
Towne Square III
 Expansion..........    116           7          3Q'95          1Q'96         4Q'96          33%                          716
The Hawthorne.......    276          17          4Q'95          3Q'96         3Q'97       --                           --
Country Brook III
 Expansion..........    120           8          4Q'95          3Q'96         1Q'97       --                           --
Promontory Pointe II
 Expansion..........    120           8          4Q'95          3Q'96         2Q'97       --                           --
Park Meadow II
 Expansion..........     68           4          4Q'95          2Q'96         4Q'96       --                           --
TUCSON, AZ
Bear Canyon.........    238          15          3Q'95          2Q'96         2Q'97           8%                          720
Orange Grove II
 Expansion..........    144           8          2Q'95          3Q'95         3Q'96          78%                          702
Harrison Park II
 Expansion..........    188          10          3Q'95          2Q'96         2Q'97          22%                          697
                      ------      -----
TOTAL...............  1,586        $100
                      ------      -----
                      ------      -----

- ------------------------
(1) Represents estimated development costs of the community.

(2) Described as a "Development Community" in the Company's Prospectus dated August 10, 1994, relating to its Initial Public Offering. Formerly known as Pointe Tapatio Cliffs.

    The information set forth in the table above is forward-looking and is subject to various risks and uncertainties. Such information is based upon a number of estimates and assumptions that are inherently subject to business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. While all apartment communities previously constructed by the Company have been constructed on schedule and within budget, the actual development cost, completion date and stabilization date of any project will be dependent upon a variety of factors beyond the control of the Company including, for example, labor and other personnel costs, material costs, weather conditions and government fees and leasing rate, and therefore may vary materially from these estimates. The inclusion of estimates herein should not be regarded as a representation by the Company, the Underwriters or any other person that the estimates will be achieved.

    The   Company   is   also  currently   conducting   feasibility   and  other
pre-development studies for the development of other possible new Evans Withycombe communities in its Arizona markets. The Company owns, or has the rights to acquire, sites intended for the development of four additional multifamily apartment communities, which, if completed are expected to contain approximately 1,720 apartments.

ACQUISITION ACTIVITY IN ARIZONA

    Since the Initial Public Offering in August 1994, the Company has acquired four communities in the Phoenix area. In November 1994, the Company purchased Heritage Point, a 148-unit apartment community in Mesa, Arizona for approximately $5.8 million. In February 1995, the Company acquired Rancho Murietta, a 292-unit apartment community in Tempe, Arizona for approximately $11.9 million (including the assumption of approximately $6.4 million of debt). In March 1995, the Company acquired Acacia Creek, a 508-unit apartment community in Scottsdale, Arizona, for a total of approximately $30.5 million, consisting of the issuance of 530,165 Units to the seller (with a value of $10.7 million at $20.25 per Unit) and the assumption of $19.8 million of debt. In October 1995, the Company acquired Superstition Vista, a 316-unit apartment community in Mesa, Arizona for approximately $13.6 million ($13 million of which was in the form of seller financing which was repaid as of January 5, 1996).

EXPANSION INTO RIVERSIDE/SAN BERNARDINO AND SAN DIEGO

    After extensive market research, the Company believes that selected sub-markets in Riverside/San Bernardino and San Diego present the Company with an opportunity to establish a significant market share through property acquisitions at attractive prices in the near term and potentially through new property development in the long term.

    The Company believes that its growth strategies will be effective in the sub-markets of the Riverside/San Bernardino and San Diego metropolitan areas because these markets are comparable, and tied closely, both geographically and economically, to the Company's core Arizona markets. The Company believes that its targeted California markets and its Arizona markets exist within a single, dynamic economic and demographic region. The Phoenix, Riverside/San Bernardino and San Diego metropolitan areas are similar in size with populations of approximately 2.4 million, 3.1 million and 2.8 million people, respectively. The median household income for each market in 1995 was also relatively similar -- $33,707 in Phoenix, $39,355 in Riverside/San Bernardino and $45,400 in San Diego. The Riverside/San Bernardino and San Diego markets are easily accessible from the Company's Scottsdale, Arizona headquarters, allowing the Company to maintain operating control. The Riverside/San Bernardino and San Diego apartment markets are highly fragmented. The Company believes that it thus has an opportunity to become a strong regional competitor in these markets.

    Because the Company believes that acquisitions are available at prices below replacement cost in these target markets, the Company's initial growth in these markets will occur through property acquisitions. No assurance can be given that, due to factors beyond the Company's control including the strength of the apartment market and economies of the Company's sub-markets, such acquisitions will be available. New apartment construction is at very low levels, with 612 units built in Riverside/San Bernardino and 1,604 units built in San Diego in 1995, as compared to 7,768 units and 8,211 units, respectively, in 1990.

    The Company plans no development and construction of properties in these markets in the near term, except for the potential expansion of existing properties. The Company anticipates that it will begin building in these markets at such time as economic occupancy and rent levels in these regions have risen to justify new construction. As of December 31, 1995, the occupancy was 92% and 93% in the Riverside/San Bernardino and the San Diego target sub-markets, respectively.

    In connection with its expansion into California, the Company has sought properties with favorable growth characteristics. In general, the Company has targeted properties that will benefit from the Company's management and customer service systems and from refurbishment programs. The Company believes that successful implementation of this strategy will allow it to achieve increased operating income at these properties; however, no assurance may be given that the Company will successfully implement its strategy.

    In December 1995, the Company purchased The Ashton (formerly Stoneridge Apartments), a 492 unit apartment community in Corona Hills, California, for a total purchase price of approximately $21.5 million, consisting of the issuance of 180,385 Units to the sellers (with a value of $3.46 million at $19.18 per
Unit), $740,000 in cash and the assumption of $17.3 million of debt in the form of tax free bonds. It is a condition of the bond financing that 20% of the apartment units continue to be available at rental rates which do not exceed 30% of 65% of the median gross income for the area in which the apartment community is located. On March 15, 1996, the Company entered into escrow on Canyon Crest Views Apartments, a 178-unit apartment community located in Riverside, California for a total purchase price of approximately $12.9 million in cash. On March 28, 1996 the Company entered into an agreement to purchase Vineyard Village apartments, a 164 unit apartment community in Rancho Cucamonga, California, for a total purchase price of approximately $7.1 million in cash; the agreement is subject to the satisfaction of certain conditions including, without limitation, the approval of a bankruptcy court. Additionally, the Company is actively pursuing and is in preliminary negotiations regarding additional properties in Riverside/San Bernardino and San Diego, but no assurance can be given that it will continue to pursue or consummate any acquisitions as a result of these negotiations.

DIVIDEND INCREASE

    Since the Initial Public Offering, the Company has increased its quarterly dividend twice. On March 13, 1996, the Company announced a 2.6% increase in its quarterly dividend, increasing the quarterly dividend on its Common Shares from $0.38 per share to $0.39 per share, which is equal to $1.56 on an annualized basis. The higher dividend rate commenced with the Company's dividend with respect to the first quarter of 1996. The Company previously announced, in September 1995, a 2.7% increase in its quarterly dividend (from $0.37 per share to $0.38 per share), which, together with the March increase, represents an aggregate increase of 5.4% of its quarterly dividends since September 1995. The increase in the Company's quarterly dividend is less than the percentage increase in the Company's Funds From Operations (as defined herein), which is consistent with the Company's goal of decreasing its payout ratio in order to retain and reinvest additional funds in acquisition and new development opportunities at attractive rates of return.

FINANCING ACTIVITY

    In January 1995, the Company, through the Financing Partnership, borrowed an additional $29.0 million aggregate principal amount under its 7.98% securitized mortgage financing (the "Mortgage Loan"). Such amount was issued at 97.9375% of its face amount, will mature on August 1, 2001 and is AA rated by Standard & Poor's Corporation. As of March 31, 1996, the total amount outstanding on the Mortgage Loan was $130.5 million (net of an unamortized discount of $540,000), which includes the $102 million of Mortgage Loan notes issued in connection with the Initial Public Offering. See "Management's Discussion and Analysis of
Financial  Condition  and  Results  of  Operations  --  Liquidity  and   Capital
Resources."

    In December 1995, the Company entered into a ten-year $50 million fixed rate loan agreement with The Northwestern Mutual Life Insurance Company (the "Northwestern Loan"). The Northwestern Loan is secured initially by five of the Communities and will become unsecured at such time as the Company has obtained an investment grade debt rating of BBB or better. The loan bears interest at a rate of 7.17%, and provides for principal and interest payments monthly based on a 25-year amortization schedule beginning January 1, 1996, with the remaining unpaid principal balance due January 1, 2006. Proceeds from the loan were used to pay down outstanding balances on the Credit Facility (as defined below). Upon the closing of the Northwestern Loan, the Company's weighted average interest rate on its fixed rate debt dropped from 8.20%, at September 30, 1995, to 7.86% and overall weighted average fixed rate debt maturity extended from 5.1 years, at September 30, 1995, to 5.7 years.

    In December 1995, the Company obtained a new credit facility (the "Credit Facility") from Bank One, Arizona, NA ("Bank One") to (i) increase availability under its prior credit facility from $35 million to $125 million, (ii) change the facility from secured to unsecured, (iii) reduce the floating interest rate from 185 basis points above LIBOR (or, at the option of the Company, 25 basis points over the prime rate announced from time to time by Bank One), to 175 basis points over LIBOR (or, at the option of the Company, at the prime rate announced by Bank One) and (iv) replace the secured construction loan commitments of $76.6 million with respect to Communities Under Construction. The Credit Facility, as amended, has a term of two years, with an option to extend for one year, and provides for monthly payments of interest only. At March 31, 1996, there was $76.0 million outstanding on the Credit Facility bearing interest at 175 basis points over LIBOR, effective interest rate of 7.2%.

                               GROWTH STRATEGIES

    The Company's primary business objectives are to maximize the current return to shareholders through increases in cash flow available for distribution per share and to increase long-term total returns to shareholders through the appreciation in the value of the Common Shares. The Company intends to grow by improving cash flow from existing properties and will also seek to achieve these objectives through development and acquisition of multifamily properties which will provide both favorable initial returns and long-term growth prospects.

    The Company believes that a focus on portfolio management is essential for stable and sustained growth. The Company intends to improve cash flow from existing properties through intensive management focusing on resident satisfaction and retention, increasing rents and maintaining high occupancy levels and controlling operating expenses.

    The Company intends to increase its market share in its current Arizona markets and to continue to expand into the San Diego and Riverside/San Bernardino metropolitan areas. The Company expects significant near-term growth in its portfolio and revenues upon the completion of the nine Communities Under Construction which have been under construction an average of four months. Such communities are expected to add an aggregate of 1,586 units to the Company's stabilized portfolio over the next 18 months. The Communities Under Construction are located in markets that are currently experiencing demand that exceeds supply for multifamily apartments. The Company is an experienced apartment developer and builder, having developed 50 properties consisting of 9,869 units and is well positioned to pursue opportunities in its Arizona markets for the development of new apartment communities. See "Business and Properties -- Growth Strategy -- Development Strategy."

    In addition to development, the Company believes it will be able to increase its cash flow available for distribution through acquisitions of existing multifamily apartment communities. The Company believes that it is well positioned to take advantage of opportunities to acquire underperforming communities in certain sub-markets. The Company's acquisition program will focus in the near term on attractive opportunities available in Riverside/San Bernardino and San Diego. The Company has been successful in achieving higher rents and occupancy and lower turnover and operating expenses for acquired properties through application of the Company's management, marketing and refurbishment capabilities. The Company has acquired five multifamily apartment communities with a total of 1,756 units since its Initial Public Offering in August 1994 (four in the Phoenix area and one in the Riverside/San Bernardino region of Southern California), has entered into agreements to purchase two additional properties in Southern California and is currently in preliminary discussions regarding the acquisition of additional multifamily properties in the San Diego and Riverside/San Bernardino regions of Southern California; no assurances can be given, however, that agreements for the purchase of additional properties will be concluded or that additional properties will be acquired. The Company's access to the capital markets as a public company, as well as its ability to offer property sellers an opportunity to defer federal income taxes by receiving Units instead of cash as consideration for properties, allows for additional financing capacity and flexibility for acquisitions.

                                THE COMMUNITIES

    The Stabilized Communities consist of 44 high-quality multifamily apartment communities located in the following metropolitan areas:

                                                             NUMBER OF
                                                            STABILIZED                    PERCENTAGE
                                                             APARTMENT        NUMBER       OF TOTAL
                   METROPOLITAN AREA                        COMMUNITIES      OF UNITS        UNITS
- -------------------------------------------------------  -----------------  -----------  -------------
Phoenix, AZ............................................             36           9,124         77.8%
Tucson, AZ.............................................              7           2,117         18.0%
Riverside/San Bernardino, CA...........................              1             492          4.2%
                                                                    --
                                                                            -----------  -------------
  TOTAL................................................             44          11,733        100.0%
                                                                    --
                                                                    --
                                                                            -----------  -------------
                                                                            -----------  -------------

    All of the Stabilized Communities are owned and operated by the Company and have an average size of 267 units. The Stabilized Communities are primarily oriented to residents seeking high levels of amenities, such as clubhouses, exercise rooms, tennis courts, swimming pools, therapy pools and covered parking. The apartments average approximately 902 square feet in size and offer features such as washer/dryers, fully-equipped kitchens with upgraded cabinets, dishwashers and microwave ovens, high ceilings, separate dining areas, individual storage, fireplaces, individual utility metering, spacious patios and balconies, ceramic tile entries and alarm system prewiring. As of March 31, 1996, the average age of the Stabilized Communities was approximately seven years. The average physical occupancy for the Stabilized Communities was 96.5% and 96.6% during the three months ended March 31, 1996 and 1995, respectively.


    The Company's goal is for each community to reflect the Company's brand image as a market leader in its property type and geographical sub-market. Each Community is individually designed to suit the specific site characteristics and anticipated needs and desire of the residents. The design and construction of the Communities attempt to integrate and respect the natural surroundings and architectural character of the neighborhood. The Communities are extensively landscaped to create inviting open spaces and to complement the building architecture. The objectives of the site layout and building design are to provide residents with premium views, convenient parking, easy access to amenities and a comfortable living environment.

                                  THE OFFERING

Common Shares offered by the Company.................  2,000,000 shares (1)
Common Shares offered by the Selling Stockholders....  2,500,000 shares (1)(2)
Common Shares to be outstanding after the Offering...  22,945,627 shares (1)(3)
Use of Proceeds by the Company.......................  Proceeds of  the  Offering  will  be used  for the  repayment of existing
                                                       indebtedness. The  Company will  not
                                                       receive any of the proceeds from the
                                                       sale of the Common Shares offered by
                                                       the  Selling Stockholders.  See "Use
                                                       of Proceeds."
NYSE Symbol..........................................  "EWR"

- ------------------------

(1) Assumes that the Underwriter's over-allotment option is not exercised. See "Underwriting."

(2) The Selling Stockholders are AEW Partners, L.P., a Delaware limited partnership, and CIIF Associates II Limited Partnership, a Delaware limited partnership, who will sell 1,787,500 and 712,500 Common Shares, respectively, in the Offering.

(3) Includes 4,766,248 Common Shares that may be issued upon the exchange of Units (which are exchangeable by the holder for cash or, at the Company's option, Common Shares on a one-for-one basis). Excludes an aggregate of approximately 975,000 shares issuable upon the exercise of outstanding options previously granted under the Company's 1994 Stock Incentive Plan.

                 SUMMARY SELECTED FINANCIAL AND OPERATING DATA

    The following table sets forth certain financial and operating data on a consolidated historical basis for the Company as of and for the three months ended March 31, 1996 and 1995; on a consolidated historical basis for the Company as of and for the year ended December 31, 1995 and 1994 and on a combined historical basis for Evans Withycombe as of and for each of the years in the three year period ended December 31, 1993. The following information should be read in conjunction with all of the financial statements and notes thereto incorporated by reference in this Prospectus. The combined historical financial information of Evans Withycombe for the years ended December 31, 1993, 1992 and 1991 has been derived from the historical Combined Financial Statements, and the consolidated historical financial information of the Company for the years ended December 31, 1995 and 1994 has been derived from the historical Consolidated Financial Statements, audited by Ernst & Young LLP, independent auditors, whose report for the years ended December 31, 1993, 1994 and 1995 with respect thereto is incorporated by reference in this Prospectus. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods.

    The unaudited summary selected pro forma financial and operating information is presented as if (i) the proceeds of the Offering were applied as described herein, as of January 1, 1996 for the consolidated statement of operations and
(ii) the Company qualified as a REIT, distributed all of its taxable income and, therefore, incurred no income tax expense during the period. The summary pro forma consolidated financial information is not necessarily indicative of what the Company's actual results of operations or financial position would have been for the periods or as of the dates indicated, nor does it purport to represent the results of operations or financial position for future periods.

                 SUMMARY SELECTED FINANCIAL AND OPERATING DATA

                                                     THREE MONTHS ENDED
                                                    MARCH 31, (UNAUDITED)
                                              ---------------------------------               YEARS ENDED DECEMBER 31,
                                                                                 --------------------------------------------------
                                              CONSOLIDATED
                                               PRO FORMA         HISTORICAL             CONSOLIDATED AND COMBINED HISTORICAL
                                              ------------   ------------------  --------------------------------------------------
                                                1996(1)        1996      1995     1995(2)    1994(2)   1993(2)     1992      1991
                                              ------------   --------  --------  ---------  ---------  --------  --------  --------
                                                              (IN THOUSANDS, EXCEPT SHARE AND PROPERTY INFORMATION)
OPERATING INFORMATION:
  REVENUES:
    Rental..................................   $  22,136     $ 22,136  $ 14,875  $  68,864  $  51,097  $ 38,613  $ 26,876  $ 18,454
    Third party management fees.............         287          287       395      1,268      1,668     2,213     2,204     2,512
    Interest and other......................       1,756        1,756     1,037      4,478      4,424     3,112     2,373     1,163
                                              ------------   --------  --------  ---------  ---------  --------  --------  --------
  Total Revenues............................      24,179       24,179    16,307     74,610     57,189    43,938    31,453    22,129
EXPENSES:
  Repairs and maintenance...................       2,556        2,556     1,816      8,293      6,288     4,730     3,272     1,480
  Other property operating..................       2,683        2,683     1,909      8,699      7,834     6,593     4,684     3,135
  Advertising...............................         433          433       187      1,244        966     1,022       783       468
  Real estate taxes.........................       1,649        1,649       951      4,723      3,204     2,869     2,307     1,501
  Property management.......................         884          884       805      2,825      2,505     2,605     2,417     2,386
  General and administrative................         497          497       453      1,588      1,409     1,466     1,360     1,342
  Interest..................................       4,614        5,424     1,834     12,650      7,836     6,361     5,909     5,364
  Depreciation and amortization.............       4,770        4,770     2,746     13,762     10,333    10,319     7,146     6,074
  Write-down of real estate assets(3).......      --            --        --        --         --         1,361    10,284     --
  Other(4)..................................      --            --        --        --          5,233     --        --        --
                                              ------------   --------  --------  ---------  ---------  --------  --------  --------
Total expenses..............................      18,086       18,896    10,701     53,784     45,608    37,326    38,162    21,750
Income (loss) before minority interest and
 extraordinary item.........................       6,093        5,283     5,606     20,826     11,581     6,612    (6,709)      379
Minority interest(5)........................      (1,276)      (1,212)   (1,173)    (4,594)    (1,548)    --        --        --
Extraordinary item -- gain on extinguishment
 of debt(3).................................      --            --        --        --         --         6,061    12,569     --
                                              ------------   --------  --------  ---------  ---------  --------  --------  --------
Net income..................................   $   4,817     $  4,071  $  4,433  $  16,232  $  10,033  $ 12,673  $  5,860  $    379
                                              ------------   --------  --------  ---------  ---------  --------  --------  --------
                                              ------------   --------  --------  ---------  ---------  --------  --------  --------
Earnings per share(6).......................   $    0.27     $   0.25  $   0.28  $    1.01
                                              ------------   --------  --------  ---------
                                              ------------   --------  --------  ---------

                                                                                          AT MARCH 31, 1996
                                                                                  ---------------------------------
                                                                                  AS ADJUSTED (7)    HISTORICAL (2)
                                                                                  ----------------   --------------
                                                                                           (IN THOUSANDS)
BALANCE SHEET INFORMATION:
  Real estate, before accumulated depreciation..................................      $617,903          $617,903
  Total assets..................................................................       605,172           604,362
  Total debt....................................................................       278,506           319,586
  Minority interest.............................................................        63,784            63,720
  Stockholders' equity..........................................................       237,486           196,440

                                           THREE MONTHS ENDED
                                         MARCH 31, (UNAUDITED)
                                   ----------------------------------                YEARS ENDED DECEMBER 31,
                                                                       -----------------------------------------------------
                                   CONSOLIDATED
                                    PRO FORMA         HISTORICAL               CONSOLIDATED AND COMBINED HISTORICAL
                                   ------------  --------------------  -----------------------------------------------------
                                     1996(1)       1996       1995      1995(2)    1994(2)    1993(2)     1992       1991
                                   ------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     (IN THOUSANDS, EXCEPT SHARE AND PROPERTY INFORMATION)
OTHER INFORMATION:
  Cash flows from:
    Operating activities.........   $   14,816   $  14,006  $  11,077  $  36,531  $  21,609  $  20,897  $  13,271  $   5,844
    Investing activities.........      (30,756)    (30,756)   (31,132)  (118,061)  (211,651)   (79,511)   (61,829)   (47,706)
    Financing activities.........       14,061      14,061     19,262     82,725    190,003     57,417     50,792     42,678
  Funds from Operations(8).......       10,994      10,184      8,511     35,143     27,392     16,931        437      6,453
  Total rental communities (end
   of period)....................           44          44         36         41         32         31         27         20
  Total number of apartments (end
   of period)....................       11,733      11,733      9,456     11,053      7,924      7,695      6,502      4,694
  Physical occupancy (end of
   period)(9)....................           97%         97%        97%        97%        97%        97%        97%        96%
  Weighted average number of
   apartments(10)................       11,929      11,929      8,442      9,798      7,740      6,641      4,998      3,453
  Weighted average monthly
   revenue per occupied
   apartment(11).................   $      672   $     672  $     621  $     641  $     586  $     532  $     498  $     512

- ------------------------
 (1) Consolidated pro forma adjustments assumes the Offering occurs at the beginning of 1996 as follows:

     Proforma adjustments:

    A) Offering price of the Common Shares is assumed to be $22 per share with 2,000,000 of such shares to be issued by the Company.

    B) Proceeds to the Company of approximately $41,080,000, net of issuance costs, were used to pay down outstanding debt with an average interest rate of 7.8 percent thereby reducing 1996 interest expense with a corresponding increase to income before minority interest of $810,000.

                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                                                          THREE MONTHS ENDED MARCH 31, 1996
                                                      -----------------------------------------
                                                       HISTORICAL     PRO FORMA     PRO FORMA
                                                      CONSOLIDATED   ADJUSTMENTS   CONSOLIDATED
                                                      ------------  -------------  ------------
                                                               (AMOUNTS IN THOUSANDS)
                                                                       (A)(B)
Rental..............................................   $   22,136     $  --         $   22,136
Third party management fees.........................          287        --                287
Interest and other..................................        1,756        --              1,756
                                                      ------------        -----    ------------
Total Revenues......................................       24,179        --             24,179
Repairs and maintenance.............................        2,556        --              2,556
Other property operating............................        2,683        --              2,683
Advertising.........................................          433        --                433
Real estate taxes...................................        1,649        --              1,649
Property management.................................          884        --                884
General and administrative..........................          497        --                497
Interest............................................        5,424          (810)         4,614
Depreciation and amortization.......................        4,770        --              4,770
                                                      ------------        -----    ------------
Total expenses......................................       18,896          (810)        18,086
                                                      ------------        -----    ------------
Income before minority interest.....................        5,283           810          6,093
Minority interest...................................       (1,212)          (64)        (1,276)
                                                      ------------        -----    ------------
Net income..........................................   $    4,071     $     746     $    4,817
                                                      ------------        -----    ------------
                                                      ------------        -----    ------------

 (2) See Consolidated and Combined Financial Statements of the Company incorporated herein by reference. Balances for 1994 have been restated for the effect of adopting Emerging Issues Task Force Issue Number 95-6
     "Accounting by a Real Estate Investment Trust for an Investment in a Service Corporation" which requires the Company to report the operations of the Management Company on a consolidated basis.

 (3) During 1993 and 1992, the Company negotiated discounted payoffs of two mortgage loans secured by The Meadows (1993) and Promontory Pointe (1992). The excess of the amounts owed for principal and interest over the amount paid to pay off the loans is recorded as an extraordinary item-gain on extinguishment of debt. The Company determined that the carrying values of the communities were in excess of net realizable value. The excess of $1,361 and $10,284 was charged to the write down of real estate assets.

 (4) In connection with the repayment of existing indebtedness at the time of the Initial Public Offering, prepayment penalties and lender participation (additional interest) totaling $2,594 were paid. Prior to the Initial Public Offering, an Executive Incentive Deferred Compensation Plan was canceled and the $2,639 that was funded by the Company was expensed during 1994.

 (5) Net income includes an adjustment for the 22.98 percent and 20.50 percent minority interest in the Operating Partnership for the years ended December 31, 1995 and 1994, respectively, and 20.94 percent on a pro forma basis.

 (6) Earnings  per  share  is  based  on  16,137,137  weighted  average   shares
     outstanding for the three months ended March 31, 1996 and 18,137,137 weighted average shares on a pro forma basis.

 (7) Adjusted to reflect the Offering.


 (8)The Company and industry analysts consider funds from operations ("FFO") an appropriate measure of performance of an equity REIT because it is predicated on cash flow analyses. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"). For periods ended prior to January 1, 1996, funds from operations was defined to mean net income (loss) determined in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. In May 1995, NAREIT modified the definition of FFO, among other things, to eliminate amortization of deferred financing costs and depreciation of non-real estate assets as items added back to net income when computing FFO. The Company has implemented the new method of calculating FFO under the NAREIT provisions by the NAREIT-suggested adoption date of January 1, 1996. Funds from operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, funds from operations should be examined in conjunction with net income, as presented in the consolidated financial statements and data incorporated by reference into this Prospectus.

                                                             THREE MONTHS ENDED
                                                                 MARCH 31,
                                                         --------------------------
                                                         PROFORMA       ACTUAL                  YEAR ENDED DECEMBER 31,
                                                         --------   ---------------  ---------------------------------------------
                                                         1996 (A)    1996     1995    1995    1994 (B)     1993     1992     1991
                                                         --------   -------  ------  -------  ---------   -------  -------  ------
Net Income.............................................  $ 4,817    $ 4,071  $4,433  $16,232   $15,266    $ 6,612  $(6,709) $  379
Add:
  Depreciation and Amortization........................    4,731      4,731   2,727   13,624    10,311     10,319    7,146   6,074
  Executive deferred compensation expense
   (non cash)..........................................      170        170     178      693       267      --       --       --
  Minority interest....................................    1,276      1,212   1,173    4,594     1,548      --       --       --
                                                         --------   -------  ------  -------  ---------   -------  -------  ------
FFO (c)................................................  $10,994    $10,184  $8,511  $35,143   $27,392    $16,931  $   437  $6,453
                                                         --------   -------  ------  -------  ---------   -------  -------  ------

    (a) Pro forma amounts are presented as if the Offering and the related pay-off of debt had occurred on January 1, 1996.


    (b) 1994 FFO has been adjusted to include other expenses ($5,233) that were incurred relating to the repayment of existing indebtedness at the time of the Initial Public Offering, prepayment penalties and lender participation (additional interest) totaling $2,594. Prior to the Initial Public Offering, an Executive Incentive Deferred Compensation Plan was canceled and the $2,639 that was funded by the Company was expensed in 1994. The Company believes it is appropriate to add back other expenses to net income for the FFO calculation in 1994 as these expenses represent nonrecurring costs directly related to the Initial Public Offering rather than recurring expenses from operations.


    (c) Computed in accordance with the new method of calculating FFO under the NAREIT provisions described above.

 (9) Physical occupancy is defined as the number of apartments occupied or leased (including models and employee apartments) divided by the total number of leasable apartments within the Community, expressed as a percentage. Physical occupancy has been calculated using the average of the occupancy that existed on the last day of each month over each period.

(10) Weighted average number of apartments is the average of all apartments during the period. For stabilized properties, all apartments are included in the calculation of the weighted average. For Communities in the lease-up phase, only apartments that are completed and occupied are included in the weighted average calculation.

(11)  Weighted  average monthly  revenue per  occupied  apartment is  derived by
     dividing  rental  income  by  the  weighted  average  number  of   occupied
     apartments.

                                USE OF PROCEEDS

    The net cash proceeds to the Company from the Offering, after deducting estimated Underwriters' discounts and Offering expenses, are expected to be approximately $41.1 million ($47.3 million if the Underwriters' over-allotment option were exercised in full, assuming 300,000 Common Shares are sold by the Company), based on an assumed offering price of $22 per share. The Company will contribute the net proceeds of the Offering to the Operating Partnership in exchange for 2,000,000 Units, and will thereby increase its economic interest in the Operating Partnership from approximately 77.24% to approximately 79.23% (79.50% if the Underwriters' over-allotment option were exercised in full, assuming 300,000 Common Shares are sold by the Company). Such proceeds will be used by the Company and the Operating Partnership to pay down the variable rate Credit Facility. At March 31, 1996, outstanding borrowings under the Credit Facility amounted to $76.0 million. These borrowings were used to replace the secured loan commitments with respect to the Communities Under Construction. The Credit Facility matures on December 1, 1997, subject to an option for the Company to extend the maturity date one year, and bears interest at 1.75% over LIBOR, or 7.20% as of March 31, 1996.

    The Company will not receive any of the proceeds from the sale of the Common Shares offered by the Selling Stockholders.

                   PRICE RANGE OF COMMON SHARES AND DIVIDENDS


    The Company's Common Shares have been traded on the NYSE under the symbol "EWR" since August 10, 1994. On May 13, 1996, the last reported sale price of the Common Stock on the NYSE was $21 5/8 per share. The following table sets forth the quarterly high and low sales prices per share reported on the NYSE and the dividends declared and paid by the Company during each quarterly period since the Initial Public Offering.



                                                                                           SALE PRICES        DIVIDENDS
                                                                                       --------------------   DECLARED
PERIOD                                                                                   HIGH        LOW      AND PAID
- -------------------------------------------------------------------------------------  ---------  ---------  -----------
1996:
Second Quarter (through May 13, 1996)................................................  $  23 1/4  $  20 1/2
First Quarter........................................................................  $  23 1/4  $  20 3/4   $    0.39

1995:
Fourth Quarter.......................................................................  $  21 5/8  $  18 3/8   $    0.38
Third Quarter........................................................................  $  20 5/8  $  18 1/2   $    0.38
Second Quarter.......................................................................  $  20 7/8  $  18 3/8   $    0.37
First Quarter........................................................................  $  20 7/8  $  19 1/2   $    0.37

1994:
Fourth Quarter.......................................................................  $  21 1/2  $  17 7/8   $    0.37
Third Quarter (from August 10 to September 30, 1994).................................  $  21 1/4  $  19 3/8   $    0.18(1)


- ------------------------
(1) Paid with respect to the period August 17, 1994 to September 30, 1994.

    On March 13, 1996, the Company announced a 2.6% increase in its quarterly dividend, increasing the quarterly dividend on its Common Shares from $0.38 per share to $0.39 per share, which is equal to $1.56 on an annualized basis. The higher dividend rate commenced with the Company's dividend with respect to the first quarter of 1996, to be paid on April 11, 1996 to shareholders of record as of March 29, 1996. The Company previously announced, in September 1995, a 2.7% increase in its quarterly dividend (from $0.37 per share to $0.38 per share), which, together with the March increase, represents a total increase of 5.4% of its quarterly dividend since September 1995.

    The Company, for itself and in its capacity as general partner of the Operating Partnership, currently intends to cause the Operating Partnership to make regular quarterly distributions to holders of Units, and to continue paying regular quarterly dividends to holders of Common Shares in amounts sufficient to maintain its status as a REIT. Since the Initial Public Offering, the Company has decreased its dividend payout ratio from 91.7% in 1994 to 85.7% in 1995. The Company's goal is to decrease further its dividend payout ratio in order to retain and reinvest additional funds in acquisition and new development opportunities. The Company currently anticipates that future dividend increases per share, if any, would be less than future increases in funds from operations, if any, on a percentage basis; however, although it has no current plans to do so, the Company may amend or alter its policy in this regard at any time.

    Future dividends will be at the direction of the Board of Directors and will depend upon factors deemed relevant by the Board of Directors, including actual Funds From Operations of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and other factors. Although the Company intends to continue to make quarterly distributions to its stockholders, no assurance can be given as to the amounts to be distributed in the future.

    The Company anticipates that funds from operations will exceed net income (as determined in accordance with GAAP) due to non-cash expenses, primarily depreciation and amortization, to be incurred by the Company; however, no assurance may be given that the Company's actual results will prove this premise to be correct. Distributions by the Company to the extent of its current and accumulated earnings and profits for Federal income tax purposes will be taxable to stockholders as ordinary dividend income. Distributions in excess of earnings and profits generally will be treated as a non-taxable reduction of the stockholder's basis in the Common Shares (return of capital) to the extent thereof, and thereafter as taxable gain. Such distributions will have the effect of deferring taxation until the sale of such Common Shares. In order to maintain its qualification as a REIT, the Company must make annual distributions to stockholders of at least 95% of its taxable income (which does not include capital gains). Under certain circumstances (which the Company does not expect to occur), the Company could be required to make distributions in excess of cash available for distribution in order to meet such distribution requirements.

    Of the dividends declared for 1995, 30% represented a return of capital to shareholders for tax purposes. The Company currently anticipates that approximately 30% of the dividends expected to be declared in 1996 will represent a return of capital for tax purposes. There can be no assurance, however, that the estimate for 1996 will not vary from actual results for 1996 which will depend, in 1996 and future years, among other things, upon the Company's actual taxable income and amounts distributed.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1996, the pro forma capitalization of the Company prepared as adjusted to give effect to the Offering and the application of net proceeds therefrom of $41.1 million as described under the caption "Use of Proceeds." The information set forth in the table should be read in conjunction with the consolidated financial statements of the Company and notes thereto incorporated by reference into this Prospectus and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                        MARCH 31, 1996
                                                                             ------------------------------------
                                                                                          PRO FORMA    PRO FORMA
                                                                             HISTORICAL  ADJUSTMENTS  AS ADJUSTED
                                                                             ----------  -----------  -----------
                                                                                  (UNAUDITED, IN THOUSANDS)
DEBT (1):
  Mortgage and Notes Payable...............................................  $   45,946   $  --        $  45,946
  $131 million securitized debt, net of unamortized
   discount of $540........................................................     130,460      --          130,460
  $50 million securitized debt.............................................      49,880      --           49,880
  Variable rate credit facility............................................      76,000     (41,080)      34,920
  Variable rate tax free IDA bonds.........................................      17,300      --           17,300
                                                                             ----------  -----------  -----------
                                                                                319,586     (41,080)     278,506
MINORITY INTEREST IN OPERATING PARTNERSHIP.................................      63,720      --           63,720
STOCKHOLDERS' EQUITY:
  Preferred Shares, $.01 par value; 10,000,000 authorized;
   none issued and outstanding.............................................      --          --           --
  Common Shares, $.01 par value; 100,000,000 authorized; 16,145,248 issued and outstanding, 18,145,248 pro forma
   as adjusted (2).........................................................         161          20          181
  Additional paid-in capital...............................................     209,164      41,060      250,224
  Accumulated deficit......................................................     (12,885)     --          (12,885)
                                                                             ----------  -----------  -----------
  Total stockholders' equity...............................................     196,440      41,080      237,520
                                                                             ----------  -----------  -----------
  Total capitalization.....................................................  $  579,746   $  --        $ 579,746
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------

- ------------------------
(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and note 5 of the notes to Consolidated Financial Statements of the Company incorporated herein by reference for information relating to the indebtedness. The $131 million securitized debt is rated "AA" by Standard & Poors.

(2) Does not include (i) 4,800,379 Common Shares at March 31, 1996 that may be issued upon the exchange of Units, (ii) approximately 975,000 Common Shares issuable upon the exercise of options granted under the Company's 1994 Stock Incentive Plan and (iii) 300,000 Common Shares subject to the Underwriters' over-allotment option. A total of 1,830,000 Common Shares has been reserved for issuance under the 1994 Stock Incentive Plan.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The following discussion, which is based primarily on the consolidated financial statements of the Company and the combined financial statements of Evans Withycombe, should be read in conjunction with the "Summary Selected Financial and Operating Data" and all financial statements appearing elsewhere in this Prospectus and the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, which have been incorporated herein by reference. The consolidated financial statements of the Company consist of the Communities owned and under development and the Management Company.


    When used in the following discussion, the words "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected, including, but not limited to, the actual timing of the Company's planned acquisitions and developments, the strength of the local economies in the sub-markets in which the Company operates, and the Company's ability to successfully manage its planned expansion into Southern California. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


RESULTS OF OPERATIONS -- CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

    COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1996 TO THE THREE MONTHS ENDED MARCH 31, 1995.

    The results of operations for the three months ended March 31, 1996, as compared to the three months ended March 31, 1995, were significantly affected by acquisitions, developments and expansions. During the three months ended March 31, 1996, three new communities under development (Ladera, The Legends and The Ingleside), achieved stabilized occupancy. During the first quarter of 1995, the Company acquired two apartment communities (Acacia Creek and Rancho Murietta).

                                                                                     MARCH 31,
                                                                                  ----------------  PERCENTAGE
                                                                                   1996     1995      CHANGE
                                                                                  -------  -------  ----------
                                                                                   (IN THOUSANDS)
Rental income...................................................................  $22,136  $14,875      48.8%
Third party management fees.....................................................      287      395     (27.3)
Interest and other..............................................................    1,756    1,037      69.3
                                                                                  -------  -------  ----------
    Total Revenues..............................................................   24,179   16,307      48.3
                                                                                  -------  -------  ----------
Property operating and maintenance (1)..........................................    5,672    3,912      44.9
Real estate taxes...............................................................    1,649      951      73.4
Property management.............................................................      884      805       9.8
General and administrative......................................................      497      453       9.7
Interest........................................................................    5,424    1,834     195.7
Depreciation and amortization...................................................    4,770    2,746      73.7
                                                                                  -------  -------  ----------
    Total Expenses..............................................................   18,896   10,701      76.6
                                                                                  -------  -------  ----------
Income before minority interest.................................................  $ 5,283  $ 5,606      (5.8)%
                                                                                  -------  -------  ----------
                                                                                  -------  -------  ----------

- ------------------------
(1) The Company defines property operating and maintenance expense as repairs and maintenance, other property operating and advertising expense.

    Rental revenues increased by $7.3 million or 48.8 percent as a result of increases in the weighted average number of apartments and weighted average monthly revenue per occupied apartment. The weighted average number of apartments increased by 41.3 percent from 8,442 apartments during the three months ended March 31, 1995 to 11,929 during the three months ended March 31, 1996. Weighted average monthly revenue increased $51 or 8.2 percent from $621 during the three months ended March 31, 1995 to $672 during the three months ended March 31, 1996. The Company believes that the increase in rental income was largely attributable to the acquisitions and stabilization of properties developed by the Company, as described above. Average economic and physical occupancy were 93.9 and 96.6 percent, respectively, during the three months ended March 31, 1995 and 92.3 and 96.5 percent, respectively, during the three months ended March 31, 1996.

    The decrease in third party management fees of $108,000, a 27.3 percent decrease from the 1995 period, is due to the sale of several properties from the management portfolio, including 508 units which the Company purchased. Property operating and maintenance expense increased $1.8 million or 44.9 percent (versus a 41.3 percent increase in the weighted average number of units) due to the increase in the number of properties. Real estate taxes increased $698,000 or
73.4 percent (versus a 41.3 percent increase in the weighted average number of units) primarily due to the increase in the number of properties and higher values placed on properties due to improved market conditions.

    Property management expense increased $79,000 or 9.8 percent due to the increase in the number of properties under management.

    Interest expense increased $3.6 million or 195.7 percent due to an increase in debt resulting from acquisitions and the increase in weighted average number of units in the portfolio. The Company capitalized $720,000 of interest in 1996 compared to $1.3 million in 1995 due to a decrease in construction activity (1,586 units under construction versus 2,517 units under construction in the first quarter 1995). Interest costs incurred during construction of a new property is capitalized until completion of construction on a building-by-building basis.

"SAME STORE" PORTFOLIO

    The Company defines same store portfolio as those communities that reached stabilized occupancy prior to January 1, 1995.

    Same store portfolio consists of 32 stabilized properties containing 7,924 apartment units that were owned by the Company for the three months ended March 31, 1996 and 1995.

                                                                                     MARCH 31,
                                                                                  ----------------  PERCENTAGE
                                                                                   1996     1995      CHANGE
                                                                                  -------  -------  ----------
                                                                                   (IN THOUSANDS)
Rental income...................................................................  $14,068  $13,904      1.2%
Other income....................................................................      821      736     11.5
                                                                                  -------  -------      ---
                                                                                   14,889   14,640      1.7
Property operating and maintenance..............................................    3,733    3,656      2.1
Real estate taxes...............................................................    1,035      917     12.9
                                                                                  -------  -------      ---
                                                                                    4,768    4,573      4.3
                                                                                  -------  -------      ---
Property net operating income...................................................  $10,121  $10,067       .5%
                                                                                  -------  -------      ---
                                                                                  -------  -------      ---


    Rental income for the three months ended March 31, 1996 increased $164,000 or 1.2 percent as a result of an increase in the weighted average monthly revenue per occupied unit which increased $32 or 5.2 percent from $621 during the three months ended March 31, 1995 to $653 during the three months ended March 31, 1996. This was offset by a decline in the average economic occupancy from 93.9 percent during the three months ended March 31, 1995 to 92.0 percent during the three months ended March 31, 1996. Excluding the amortization of rental concessions carried over from 1995 of approximately $220,000, total revenues would have increased 3.2 percent and property net operating income would have increased 2.7 percent.


    Real estate taxes increased $118,000 or 12.9 percent due to higher values placed on properties due to improved market conditions and property values.

COMMUNITIES STABILIZED LESS THAN TWO YEARS


    Communities stabilized less than two years consist of the development of five new apartment communites and the expansion of two existing apartment communities by the Company, containing 1,521 apartment units that reached stabilized occupancy during the year ended December 31, 1995. Increases in the three month period ended March 31, 1996 as compared to the three month period ended March 31, 1995 are the result of there being only 741 units stabilized less than two years in 1995 as compared to 1,521 units in 1996.


                                                                                   MARCH 31,
                                                                                  ------------
                                                                                   1996   1995
                                                                                  ------  ----
                                                                                      (IN
                                                                                   THOUSANDS)
Rental income...................................................................  $3,220  $688
Other income....................................................................     182    59
                                                                                  ------  ----
                                                                                   3,402   747
Property operating and maintenance..............................................     648   221
Real estate taxes...............................................................     241   --
                                                                                  ------  ----
                                                                                     889   221
                                                                                  ------  ----
Property net operating income...................................................  $2,513  $526
                                                                                  ------  ----
                                                                                  ------  ----

DEVELOPMENT AND LEASE UP PROPERTIES

    Development and lease up properties consist of the development of 12 new apartment communities or the expansion of existing apartment communities containing 2,266 apartment units that were in the "construction," "development," or "lease up" stage during 1996 and, therefore, not considered to have achieved stabilized occupancy for the periods presented. Increases in the three month period ended March 31, 1996 as compared to the three month period ended March 31, 1995 are the result of there being no development units in lease-up during first quarter 1995.

                                                                                   MARCH 31,
                                                                                  ------------
                                                                                   1996   1995
                                                                                  ------  ----
                                                                                      (IN
                                                                                   THOUSANDS)
Rental income...................................................................  $1,896  $--
Other income....................................................................     136   --
                                                                                  ------  ----
                                                                                   2,032   --
Property operating and maintenance..............................................     497   --
Real estate taxes...............................................................     172   --
                                                                                  ------  ----
                                                                                     669   --
                                                                                  ------  ----
Property net operating income...................................................  $1,363  $--
                                                                                  ------  ----
                                                                                  ------  ----

ACQUISITIONS

    Acquisitions consist of four properties containing 1,608 apartment units which have been acquired by the Company since January 1, 1995. Increases in the three month period ended March 31, 1996, as compared to the three months ended March 31, 1995, are the result of acquiring two apartment communities during February and March 1995 consisting of 800 units and two apartment communities during fourth quarter 1995, consisting of 808 apartment units.

                                                                                   MARCH 31,
                                                                                  ------------
                                                                                   1996   1995
                                                                                  ------  ----
                                                                                      (IN
                                                                                   THOUSANDS)
Rental income...................................................................  $2,952  $283
Other income....................................................................     170     3
                                                                                  ------  ----
                                                                                   3,122   286
Property operating and maintenance..............................................     794    35
Real estate taxes...............................................................     201    34
                                                                                  ------  ----
                                                                                     995    69
                                                                                  ------  ----
Property net operating income...................................................  $2,127  $217
                                                                                  ------  ----
                                                                                  ------  ----

    COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995 TO THE YEAR ENDED DECEMBER 31, 1994

    The results of operations for the year ended December 31, 1995 were significantly affected by acquisitions, developments and expansions. During the year ended December 31, 1995, the Company acquired four stabilized apartment communities (Rancho Murietta, Acacia Creek, Superstition Vista and The Ashton). In addition, the Company developed five new communities (Mountain Park Ranch, The Enclave, The Heritage, Sonoran and Gateway Villas) and completed three expansions of existing communities (Towne Square, Arboretum and Sonoran) all of which achieved stabilized occupancy. During 1994, subsequent to its Initial Public Offering, the Company acquired one stabilized apartment community (Heritage Point) referred to as the "1994 acquisition" and developed a second phase at a stabilized community (Tanque Verde).


                                                                                    DECEMBER 31,
                                                                                  ----------------  PERCENTAGE
                                                                                   1995     1994      CHANGE
                                                                                  -------  -------  ----------
                                                                                   (IN THOUSANDS)
Rental income...................................................................  $68,864  $51,097     34.8%
Third party management fees.....................................................    1,268    1,668    (24.0)
Interest and other..............................................................    4,478    4,424      1.2
                                                                                  -------  -------    -----
  Total Revenues................................................................   74,610   57,189     30.5

Property operating and maintenance (1)..........................................   18,236   15,088     20.9
Real estate taxes...............................................................    4,723    3,204     47.4
Property management.............................................................    2,825    2,505     12.8
General and administrative......................................................    1,588    1,409     12.7
Interest........................................................................   12,650    7,836     61.4
Depreciation and amortization...................................................   13,762   10,333     33.2
Other...........................................................................    --       5,233    --
                                                                                  -------  -------    -----
  Total Expenses................................................................   53,784   45,608     17.9
                                                                                  -------  -------    -----
Income before minority interest.................................................  $20,826  $11,581     79.8%
                                                                                  -------  -------    -----
                                                                                  -------  -------    -----


- ------------------------
(1) The Company defines property operating and maintenance expense as repairs and maintenance, other property operating and advertising expense.

    Rental revenues increased by $17.8 million or 34.8 percent as a result of increases in the weighted average number of apartments and weighted average monthly revenue per occupied apartment. The weighted average number of apartments increased by 26.6 percent from 7,740 apartments during the year ended December 31, 1994 to 9,798 during the year ended December 31, 1995. Weighted average monthly revenue per occupied apartment increased $55 or 9.4 percent from $586 during the year ended December 31, 1994 to $641 during the year ended
December 31, 1995. The Company believes that the increase in rental income, other than that attributable to the acquisitions and developments, was achieved as a result of the Company's ability to capitalize on continuing improvement in the Company's rental markets. Average economic and physical occupancy were 92.3 and 97 percent, respectively, during the year ended December 31, 1994 and 91.6 and 97 percent, respectively, during the year ended December 31, 1995.

    The decrease in third party management fees of $400,000, a 24.0 percent decrease from the 1994 period, was due to the sale of several properties from the management portfolio, including 508 units which the Company purchased.

    Property operating and maintenance expense increased $3.1 million or 20.9 percent (compared to a 26.6 percent increase in the weighted average number of units) due to the increase in the number of properties. Real estate taxes increased $1.5 million or 47.4 percent (compared to a 26.6 percent increase in the weighted average number of units) primarily due to the increase in the number of properties and higher values placed on properties due to improved market conditions.

    Property management expense increased $320,000 or 12.8 percent due to the increase in the number of properties under management.

    Interest expense increased $4.8 million or 61.4 percent due to an increase in debt resulting from acquisitions and from more units under construction. The Company capitalized $5.0 million of interest in 1995 compared to $2.7 million in 1994 due to an increase in construction activity. Interest costs incurred during construction of a new property are capitalized until completion of construction on a building-by-building basis.

    "SAME STORE" PORTFOLIO

    The Company defines same store portfolio as those Communities that reached stabilization prior to the beginning of the previous calendar year. Same store portfolio consists of 30 stabilized operating properties containing 7,559 apartment units that were owned by the Company for the years ended December 31, 1995 and 1994.


                                                                                    DECEMBER 31,
                                                                                  ----------------  PERCENTAGE
                                                                                   1995     1994      CHANGE
                                                                                  -------  -------  ----------
                                                                                   (IN THOUSANDS)
Rental income...................................................................  $52,940  $49,712      6.5%
Other income....................................................................    2,568    3,180    (19.2)
                                                                                  -------  -------    -----
                                                                                   55,508   52,892      4.9
Property operating and maintenance..............................................   14,213   14,589     (2.6)
Real estate taxes...............................................................    3,671    3,180     15.4
                                                                                  -------  -------    -----
                                                                                   17,884   17,769       .6
                                                                                  -------  -------    -----
Property net operating income...................................................  $37,624  $35,123      7.1%
                                                                                  -------  -------    -----
                                                                                  -------  -------    -----


    Rental income for the year ended December 31, 1995 increased $3.2 million or
6.5 percent as a result of an increase in the weighted average monthly revenue per occupied unit. Average economic occupancy was 91.5 percent during the year ended December 31, 1995 and 92.5 percent during the year ended December 31, 1994.

    Property operating and maintenance expense decreased $376,000 or 2.6 percent due to the Company beginning to realize economies of scale from consolidated operations of the integrated property portfolio.

    Real estate taxes increased $491,000 or 15.4 percent due to higher values placed on properties due to improved market conditions and property values.

    DEVELOPMENT PROPERTIES STABILIZED OR IN LEASE UP

    Development properties consist of 15 developments or expansions of existing properties, containing 2,878 apartment units, that have been developed by the Company since the Initial Public Offering in

August 1994. Increases in 1995 as compared to 1994 is the result of development units stabilized or in lease-up increasing to 15 properties and 2,878 apartment units in 1995 as compared to three properties and 661 apartment units in 1994.


                                                                                   DECEMBER 31,
                                                                                  --------------
                                                                                   1995    1994
                                                                                  ------  ------
                                                                                  (IN THOUSANDS)
Rental income...................................................................  $9,766  $1,248
Other income....................................................................     636      84
                                                                                  ------  ------
                                                                                  10,402   1,332
Property operating and maintenance..............................................   2,604     459
Real estate taxes...............................................................     560      18
                                                                                  ------  ------
                                                                                   3,164     477
                                                                                  ------  ------
Property net operating income...................................................  $7,238  $  855
                                                                                  ------  ------
                                                                                  ------  ------


    ACQUISITIONS

    Acquisitions consist of five properties containing 1,756 apartment units which have been acquired by the Company since the Initial Public Offering in August 1994. Increases in 1995 as compared to 1994 are the result of acquiring four properties in 1995 consisting of 1,608 apartment units compared to one property consisting of 148 apartment units in 1994.


                                                                                  DECEMBER 31,
                                                                                  ------------
                                                                                   1995   1994
                                                                                  ------  ----
                                                                                      (IN
                                                                                   THOUSANDS)
Rental income...................................................................  $6,158  $137
Other income....................................................................     239     5
                                                                                  ------  ----
                                                                                   6,397   142
Property operating and maintenance..............................................   1,419    40
Real estate taxes...............................................................     492     6
                                                                                  ------  ----
                                                                                   1,911    46
                                                                                  ------  ----
Property net operating income...................................................  $4,486  $ 96
                                                                                  ------  ----
                                                                                  ------  ----


    COMPARISON OF YEAR ENDED DECEMBER 31, 1994 TO YEAR ENDED DECEMBER 31, 1993


                                                                                    DECEMBER 31,
                                                                                  ----------------  PERCENTAGE
                                                                                   1994     1993      CHANGE
                                                                                  -------  -------  ----------
                                                                                   (IN THOUSANDS)
Rental income...................................................................  $51,097  $38,613     32.3%
Third party management fees.....................................................    1,668    2,213    (24.6)
Interest and other..............................................................    4,424    3,112     42.2
                                                                                  -------  -------    -----
  Total Revenues................................................................   57,189   43,938     30.2

Property operating and maintenance..............................................   15,088   12,345     22.2
Real estate taxes...............................................................    3,204    2,869     11.7
Property management.............................................................    2,505    2,605     (3.8)
General and administrative......................................................    1,409    1,466     (3.9)
Interest........................................................................    7,836    6,361     23.2
Depreciation and amortization...................................................   10,333   10,319       .1
Write-down of real estate assets................................................    --       1,361    --
Other...........................................................................    5,233    --       --
                                                                                  -------  -------    -----
  Total Expenses................................................................   45,608   37,326     22.2
                                                                                  -------  -------    -----
Income before minority interest.................................................  $11,581  $ 6,612     75.2%
                                                                                  -------  -------    -----
                                                                                  -------  -------    -----

    Rental revenues increased by $12.5 million or 32.3 percent as a result of increases in the weighted average number of occupied apartments and weighted average monthly revenue per occupied apartment. The weighted average number of occupied apartments increased by 17 percent from 6,641 apartments during the year ended December 31, 1993 to 7,740 during the year ended December 31, 1994. Weighted average monthly revenue per available apartment increased $54 or 10 percent from $532 during the year ended December 31, 1993 to $586 during the year ended December 31, 1994. The Company believes that the increase in rental income, other than that attributable to the acquisitions and developments, was achieved as a result of the Company's ability to capitalize on continuing improvement in the Company's rental markets.

    The decrease in third party management fees of $545,000 or 24.6 percent resulted from the sale of several properties from the management portfolio.

    Interest and other increased $1.3 million or 42.2 percent due to an increase in the weighted average number of apartments in 1994 and interest income from the $24.2 million of net proceeds received from exercising the over-allotment option of shares.

    Property operating and maintenance expense increased $2.7 million or 22.2 percent as a result of the addition of properties through acquisition and development. Real estate taxes increased $335,000 or 11.7 percent as a result of the addition of properties through acquisition and development.

    Interest expense increased $1.5 million or 23.2 percent due to an increase in average total debt from 1993 to 1994. Interest cost incurred during construction of a new property is capitalized. Interest costs incurred during construction of a new property is capitalized until completion of construction on a building-by-building basis.

    Other expense for the year ended December 31, 1994 were comprised of costs incurred in the termination and distribution of the Company's Executive Incentive Deferred Compensation Plan of approximately $2.6 million prior to the Initial Public Offering. In addition, in connection with the repayment of existing indebtedness at the time of the Initial Public Offering, the Company incurred and paid approximately $2.6 million in prepayment penalties and lender participation (additional interest).

    LIQUIDITY AND CAPITAL RESOURCES

    The Company's net cash provided by operating activities increased from $11.1 million for the three months ended March 31, 1995 to $14 million for the three months ended March 31, 1996 principally due to an increase in property operating income as a result of the increase in the number of stabilized properties. Net cash used in investing activities decreased from $31.1 million for the three months ended March 31, 1995 to $30.8 million for the three months ended March 31, 1996. Cash used in investing activities largely relates to the Company's development and construction of new apartment communities in Phoenix and Tucson, Arizona. Net cash provided by financing activities decreased from $19.3 million for the three months ended March 31, 1995 to $14.1 million for the three months ended March 31, 1996 due to the Company having unused funds from the issuance of the second tranche of the $131 million securitized debt in January 1995. These funds were subsequently used in the second quarter of 1995 to fund communities under construction.


    On August 17, 1994, the Company completed the Initial Public Offering of 8,685,000 shares of its Common Stock at $20.00 per share and on September 2, 1994, completed the sale of an additional 1,302,750 shares upon exercise of the underwriters' over allotment option. Net proceeds to the Company after the underwriting discounts and other Initial Public Offering costs were approximately $181.3 million.


    Concurrent with the Initial Public Offering, the Company, through the Financing Partnership, borrowed $102.0 million under a securitized loan. The Company borrowed the balance of $29.0 million (increasing the total to $131.0 million) during January 1995. The loan is secured by first mortgage liens on 22 of the Communities. The $102.0 million was issued at 99.97 percent of its face amount and the $29.0 million was issued at 97.9375 percent of its face amount and will mature on August 1, 2001. Although both amounts bear interest at 7.98 percent, the $29.0 million has an effective interest rate of 8.40 percent due to the discount.

    Upon consummation of the Initial Public Offering, the Company assumed approximately $24.9 million of existing mortgage obligations relating to four properties of which $24.3 million was outstanding at March 31, 1996. These assumed mortgages are due and payable at various dates from August 1996 to October 2001 and have fixed rates of interest varying from 7.2 percent to 8.0 percent.

    During February 1995, the Company assumed debt of approximately $6.5 million with an interest rate of 8.28 percent due and payable in June 1998 as a result of an acquisition of an apartment community, of which $6.3 million was outstanding at December 31, 1995. In March 1995, the Company acquired another apartment community and assumed debt of $19.8 million with an average interest rate of 9.8 percent ($4.3 million of the debt was paid in April 1995). The outstanding debt was $15.4 million at March 31, 1996, with the remaining unpaid principal balance due in September 1997. The March 1995 acquisition included an issuance of 530,165 Units to the seller.

    On October 31, 1995, the Company acquired an apartment community through the origination of a $13 million short term note payable to the seller with an interest rate of 6 percent. The note payable matured January 5, 1996 and was paid off with funds from the Credit Facility.

    On December 12, 1995, the Company assumed the payment of obligations with respect to $17.3 million of tax free bonds with a floating interest rate based on the tax exempt note rate set by the remarketing agent (or at the option of the Company at a fixed rate as determined by the remarketing agent) as a result of the acquisition of an apartment community. The tax free bonds are secured by a $17.8 million direct pay letter of credit. The debt matures December 1, 2007. The December acquisition included the issuance of 180,385 Units to the seller.

    In December 1995, the Company obtained a new Credit Facility from Bank One of Arizona, N.A. which (i) increased availability under the Credit Facility from $35 million to $125 million, (ii) changed the facility from secured to unsecured, (iii) reduced the floating interest rate from 185 basis points above LIBOR (or, at the option of the Company, 25 basis points over the prime rate announced from time to time by Bank One), to 175 basis points over LIBOR (or, at the option of the Company, at the prime rate announced by Bank One) and (iv) replaced the secured construction loan commitments of $76.6 million with respect to the Communities Under Construction. The Credit Facility, as amended, has a term of two years, with an option for the Company, subject to certain conditions, to extend the term for one year and continues to provide for monthly payments of interest only. It will be used to finance acquisitions, to fund construction and development and renovation costs, and for working capital purposes. At March 31, 1996, there was $76.0 million outstanding on the Credit Facility bearing interest at 7.2 percent.

    In December 1995, the Company entered into a ten year $50 million fixed rate loan agreement with The Northwestern Mutual Life Insurance Company that bears interest at 7.17 percent, with principal and interest due monthly based on a 25-year amortization schedule beginning January 1, 1996 through January 1, 2006, and the remaining unpaid principal balance due January 1, 2006. Proceeds from the loan were used to pay down outstanding balances on the new Credit Facility. The outstanding debt was $49.9 million at March 31, 1996. The loan is convertible to an unsecured loan upon the Company achieving an investment grade rating of BBB or better.

    The table below outlines the Company's debt structure as of March 31, 1996 (dollars in thousands, unaudited).

                                                                                  OUTSTANDING   WEIGHTED AVERAGE
                                                                                    BALANCE      INTEREST RATE
                                                                                  -----------   ----------------
FIXED RATE DEBT:
  Mortgage Debt
    Conventional................................................................   $ 95,826           7.83%
    Mortgage Loan Certificates..................................................    130,460           8.05
                                                                                  -----------          ---
      Total Fixed Rate Debt.....................................................    226,286           7.96
                                                                                  -----------          ---
                                                                                  -----------          ---
VARIABLE RATE DEBT:
  Tax free bonds................................................................     17,300           5.90
  Revolving Credit Facility.....................................................     76,000           7.20
                                                                                  -----------          ---
      Total Variable Rate Debt..................................................     93,300           6.96
                                                                                  -----------          ---
      Total Debt................................................................   $319,586           7.70%
                                                                                  -----------          ---
                                                                                  -----------          ---

    Following is a summary of the scheduled principal maturities of the Company's mortgage debt (in thousands, except percentages):

TWELVE MONTHS ENDED DECEMBER 31,
- -------------------------------------------------------------------------------       TOTAL
                                                                                   MATURITIES
                                                                                 ---------------
                                                                                 (IN THOUSANDS)
1996 (1).......................................................................     $  6,425
1997...........................................................................       92,501
1998...........................................................................       16,655
1999...........................................................................        1,072
2000...........................................................................        1,158
Thereafter.....................................................................      201,775
                                                                                 ---------------
  Total........................................................................     $319,586
                                                                                 ---------------
                                                                                 ---------------

- ------------------------
(1) Represents period from April 1, 1996 through December 31, 1996.

    At March 31, 1996, the Company's total debt represented approximately 39.6% of total market capitalization (Market Equity plus Debt).

    In September 1995, the Company filed a shelf registration statement with the Securities and Exchange Commission for up to $200 million of debt securities, common stock, preferred stock, and warrants, which will provide the Company with the ability to issue and sell a portion of such securities from time to time.

    The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ended December 31, 1994. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute 95% of their ordinary taxable income.

    The Company expects to meet its short-term liquidity requirements generally through its net cash provided by operations and borrowings under its credit arrangements. The Company believes that its net cash provided by operations will be adequate and anticipates that it will continue to be adequate to meet both operating requirements and payment of dividends by the Company in accordance with REIT requirements in both the short and the long term. The budgeted expenditures for improvements and renovations to certain of the properties are expected to be funded from operating cash flow.

    The information in the immediately preceding paragraph is forward-looking and involves risks and uncertainties that could significantly impact the Company's expected liquidity requirements in the short and long term. While it is impossible to itemize the many factors and specific events that could affect the Company's outlook for its liquidity requirements, such factors would include the actual timing of the Company's acquisitions and planned development of new, and expansion of existing, communities; the actual costs associated with such acquisitions and developments; and the strength of the local economies in the sub-markets in which the Company operates. The Company is further subject to risks relating to the limited geographic area in which it operates and its ability to successfully manage its planned expansion into Southern California, a market in which it does not have any operating history prior to 1995. Higher than expected costs, delays in development of communities, a downturn in the local economies and/or the lack of growth of such economies could reduce the Company's revenues and increase its expenses, resulting in a greater burden on the Company's liquidity than that which the Company has described above.

FUNDS FROM OPERATIONS


    The Company and industry analysts generally consider FFO an appropriate measure of performance of an equity REIT because it is predicated on cash flow analyses. The Company computes FFO in accordance with standards established by NAREIT. FFO, as defined by NAREIT, represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. For all periods presented, depreciation and amortization were the non-cash adjustments. In May 1995, NAREIT modified the definition of FFO, among other things, to eliminate amortization of deferred financing costs and depreciation of non-real estate assets as items added back to net income when computing FFO. The Company has implemented the new method of calculating FFO under the NAREIT provisions by the NAREIT-suggested adoption date of January 1, 1996. FFO should be considered in conjunction with net income (loss) as presented in the Company's consolidated financial statements and footnotes thereto. FFO should not be considered an alternative to net income as an indication of the Company's performance or to cash flows from operating activities as a measure of liquidity, both of which are computed in accordance with GAAP. The following table presents the Company's FFO under both methods of calculation for illustrative purposes (in thousands):



                                                    CURRENT METHOD                              PREVIOUS METHOD
                                                  THREE MONTHS ENDED                           THREE MONTHS ENDED
                                                    MARCH 31, 1996                               MARCH 31, 1996
                                            ------------------------------               ------------------------------
                                            PROFORMA(1)        ACTUAL       YEAR ENDED   PROFORMA(1)        ACTUAL       YEAR ENDED
                                            -----------   ----------------  ----------   -----------   ----------------  ----------
                                               1996        1996     1995       1995         1996        1996     1995       1995
                                            -----------   -------  -------  ----------   -----------   -------  -------  ----------
Net Income................................    $ 4,817     $ 4,071  $ 4,433   $16,232       $ 4,817     $ 4,071  $ 4,433   $16,232
Add:
  Depreciation and amortization...........      4,731       4,731    2,727    13,624         4,770       4,770    2,746    13,762
  Amortization of deferred financing costs
   and depreciation of non-real estate
   assets.................................     --           --       --        --              156         156      107       658
  Amortization of executive deferred
   compensation expense...................        170         170      178       693           170         170      178       693
Minority interest in income...............      1,276       1,212    1,173     4,594         1,276       1,212    1,173     4,594
                                            -----------   -------  -------  ----------   -----------   -------  -------  ----------
Funds From Operations.....................    $10,994     $10,184  $ 8,511   $35,143       $11,189     $10,379  $ 8,637   $35,939
                                            -----------   -------  -------  ----------   -----------   -------  -------  ----------
                                            -----------   -------  -------  ----------   -----------   -------  -------  ----------
Distributions and dividends paid..........    $ 8,682     $ 7,902  $ 7,452   $30,451       $ 8,682     $ 7,902  $ 7,452   $30,451
                                            -----------   -------  -------  ----------   -----------   -------  -------  ----------
                                            -----------   -------  -------  ----------   -----------   -------  -------  ----------


- ------------------------
(1) Pro forma amounts are presented as if the Offering and the related pay-off of debt had occurred on January 1, 1996.

CAPITAL EXPENDITURES

    An annual capital expenditure budget is prepared for each of the Communities which is intended to provide for all necessary recurring capital improvements. At the present time, the Company's existing portfolio of Communities has been properly maintained on a current and regular basis and there are no material deferred capital maintenance obligations. The Company believes that its annual reserve for maintenance and recurring capital improvements will provide the necessary funding for such requirements for the foreseeable future; no assurances may be given, however, that such reserve will in fact be adequate due to risks inherent with the Company's business including the incurrence of unanticipated or unforeseeable maintenance and repair expenses. The Company's policy is to capitalize those expenditures relating to the acquisition of new assets, the material enhancement of the value of an existing asset, or the substantial extension of the useful life of an existing asset. All expenditures necessary to maintain a Community in ordinary operating condition and all expenditures of less than $750 are expensed as incurred. The Company's average annual capital budget is currently $150 per unit ($1,760,000 annually based on the number of units in the Stabilized Communities). The Initial Communities acquired since January 1, 1991 underwent a refurbishment and upgrade program at an average expenditure of $2,194 per unit. This program essentially front-loaded many capital expenditures which is expected to reduce ongoing capital expenditures for several years.

INFLATION

    Substantially all of the leases at the Communities are for a term of one year or less, which may enable the Company to seek increased rents upon renewal of existing leases or commencement of new leases. The short-term nature of the leases generally serves to reduce the risk to the Company of the adverse effects of inflation.

SEASONALITY

    The fall and winter months in the Company's primary markets consistently experience somewhat higher seasonal occupancies due to students attending local colleges, increases in area visitors and residents providing services to such visitors.

                            BUSINESS AND PROPERTIES

OVERVIEW

    The Company's portfolio consists of Stabilized Communities and Communities Under Construction:

- -  STABILIZED  COMMUNITIES.  The   Company  owns  and   manages  43   Stabilized
   Communities located in the Phoenix and Tucson metropolitan areas, containing a total of 11,241 apartments. In addition, the Company owns and manages one Stabilized Community in the Riverside/San Bernardino, California region, which contains a total of 492 apartments.

- - COMMUNITIES UNDER CONSTRUCTION. The Company owns nine apartment Communities Under Construction with a total of 1,586 apartments. Three of these communities are new developments and six are expansions of existing communities owned by the Company.

GROWTH STRATEGY

    The Company intends to grow by improving cash flow from Stabilized Communities through intensive management focusing on resident satisfaction and retention, increasing rents, maintaining high community occupancy levels and controlling operating expenses. The Company's strategy is also to grow through development and acquisition of multifamily properties which will provide both favorable initial returns and long-term growth prospects.

- - GROWTH FROM EXISTING PROPERTIES. The Company's objective is to grow cash flow from existing properties through relatively stable occupancy, rising rents in the Company's Arizona markets and the Company's property management programs. The property management team for each apartment community includes on-site management and maintenance personnel. The property management teams perform leasing and rent collection functions and coordinate resident services. All personnel are extensively trained and are encouraged to continue their education through both Company-sponsored and outside training. Property management personnel utilize state-of-the-art on-site computer management systems to assist in the timely leasing of vacant apartments, collection of rents, maintenance management and delivery of services to the apartment residents.

    The focus of the Company's on-site management program is on providing prompt, courteous and responsive service to its residents. The Company believes that a strong resident retention program which emphasizes customer service reduces the Company's turnover rate and encourages residents to refer new customers. The Company solicits resident feedback and responds to maintenance requests on a same day basis and provides 24 hour a day emergency maintenance services.

    The Company conducts periodic capital and preventative maintenance programs at each Community. In addition, periodic preventative maintenance checks are made in each apartment, pursuant to which appliances, heating and cooling systems and apartment interiors are inspected and serviced as necessary. The Company believes that these programs lower operating costs over the life of the Communities, increase the long-term value and maintain the upscale market position of the Communities.

- - DEVELOPMENT STRATEGY. The Company seeks to develop properties in markets where it discerns a strong demand and the Company anticipates it will achieve attractive rates of return. Projects currently under construction and the 12 communities stabilized since the Initial Public Offering are specific examples of the Company's implementation of its growth strategy through development. The Company develops its communities in markets where resident
   profiles   justify  the  development  of  high  quality  apartments  offering extensive resident amenities and services. In evaluating whether to develop an apartment community in a particular location, the Company analyzes relevant demographic, economic and financial data. Specifically, the Company considers the following factors, among others, in determining the viability of a potential new apartment community: (i) income levels and employment growth trends in the relevant market, (ii) uniqueness of location, (iii) household growth and net migration of the relevant market's population, (iv) supply/demand ratio, competitive housing alternatives, sub-market occupancy and rent levels and (v) barriers to entry which would limit competition. The Company currently intends to develop apartment communities in the Phoenix and Tucson area and intends to develop communities in its California markets when economic conditions warrant.

- - ACQUISITION STRATEGY. The Company believes that it is well positioned to take advantage of market timing opportunities in two Southern California markets, San Diego and Riverside/San Bernardino, which will permit it to acquire existing apartment properties at favorable prices. The Company especially targets properties with below market occupancies and rents, so that it can benefit both from property repositioning and market improvements. The target acquisition properties will often be under-managed, but fundamentally sound
   properties.   Improvements  to   landscaping,  recreational   amenities,  and
   apartment interiors, coupled with more effective management and marketing, may result in significant revenue increases over revenue levels at the time of acquisition. Such repositioning may require substantial expenditures for capital improvements, refurbishments and marketing.

    The Company believes that its status as a publicly traded REIT conducting business through the Operating Partnership will enhance its ability to acquire properties or development sites by providing property sellers a means to defer federal income taxes on gains through the use of Units in the Operating Partnership as consideration for the acquisition. Units were utilized in the acquisition of Acacia Creek during the first quarter of 1995 and The Ashton during the fourth quarter of 1995. In addition, the Company's access to the capital markets allows for additional financing flexibility for acquisitions.

- - THIRD PARTY FEE MANAGEMENT BUSINESS. The Company succeeded to the third party property management activities of its predecessor. Although it contributes a small part of the Company's revenues and less that one percent of funds from operations, the Management Company continues to manage multifamily properties owned by third parties. The fee management business is highly competitive and fragmented. The Company's competitors include a variety of local, regional and national firms with no one firm controlling a significant market share in the Company's markets. While the Company will take advantage of its
   reputation  and  experience  as  a  property  manager  and  accept   property
   management assignments that it expects to be profitable and which fit well with the Company's property portfolio, it does not anticipate revenue growth, and has experienced a revenue decline in this segment of its business.

    The Company's growth strategies stated above include estimates and forward-looking statements and prospects regarding, among other things, the stability of occupancy and rent levels in the Company's markets and its ability to acquire existing apartment communities at favorable prices. This forward-looking information involves risks and uncertainties that could significantly impact the Company's ability to successfully implement these strategies. Among the factors that could cause actual results to differ materially from the forward-looking statements above are: the timing of the Company's acquisitions and planned development of new, and expansion of existing communities; the actual costs associated with such acquisitions and developments; the demand for apartments in its markets; the strength of the local economies; and the Company's ability to successfully expand its operations into Southern California, a market in which it does not have any operating experience prior to 1995.

PROPERTY OPERATIONS

    Each of the Communities is managed by the Management Company. The Company's property management division has 17 years of experience managing properties, successfully leasing new development properties and refurbishing and repositioning acquisition properties. The property management team for each Community includes on-site management and maintenance personnel. Community management teams perform leasing and rent collection functions and coordinate resident services. All personnel are extensively trained and are encouraged to continue their education through both Company-sponsored and outside training. Property management personnel utilize state-of-the-art on-site computer management systems to assist in the timely leasing of vacant apartments, collection of rents, maintenance management and delivery of services to the apartment residents. The on-site personnel receive support and direction from the Company's management supervisors. In accordance with the REIT requirements of the Code, certain of the services with respect to the Communities are provided through independent contractors.

    The focus of the Company's on-site management program is on providing prompt, courteous and responsive service to its residents. The Company believes that a strong resident retention program which emphasizes customer service reduces the Company's turnover rate and encourages residents to refer new customers. The Company solicits ongoing resident feedback, responds to maintenance requests on a same day basis and provides 24 hour a day emergency services.

    The Company conducts an annual capital and preventative maintenance program at each Community. In addition, periodic preventive maintenance checks are made in each apartment, pursuant to which appliances, heating and cooling systems and apartment interiors are inspected and serviced as necessary. The Company believes that these programs lower operating costs over the life of the communities, increase the long-term value and maintain the upscale market position of the Communities.

    The Company has operated successfully in its markets by emphasizing customer service and using sophisticated marketing techniques. The size of the Company, its management experience and its regional concentration allows it to develop and use specialized marketing resources. One example is the Company's marketing program which includes special marketing agreements with over 400 companies in Arizona.

THE COMPANY'S MARKETS

    The Company's primary markets are the greater Phoenix and Tucson, Arizona metropolitan areas. In addition to expanding its operations in Arizona, the Company intends to establish a strong regional presence in selected sub-markets in Southern California that the Company believes present attractive investment opportunities. See "-- Expansion into San Diego and Riverside/San Bernardino" below.

    As a result of the Company's regional focus, substantially all of the Communities are located in various sub-markets in the Phoenix and Tucson area and one is located in the Riverside/San Bernardino region of Southern California. The Company's performance could be adversely affected by economic conditions in, and other factors relating to, these geographic areas, including supply and demand for apartments in these areas, zoning or other regulatory conditions and competition from other available apartments and alternative forms of housing. These and other factors or a decline in the economy or real estate values in the Company's markets may adversely affect the ability of the Company to make distributions to its shareholders.

    The Company expects to enter one additional market, San Diego, and expand in Riverside/San Bernardino, in the near term. The performance of the Company's properties in these markets may be linked to economic conditions in these regions and in the market for apartments therein. There can be no assurance that the Company will be successful in penetrating its targeted Southern California markets in light of the competition that the Company will encounter in such markets or that the Company's investments in these new markets will generate the same returns as similar investments in the Phoenix and Tucson areas.

PHOENIX AND TUCSON ECONOMIC AND DEMOGRAPHIC OVERVIEW

    EMPLOYMENT GROWTH. During the last 15 years, Phoenix and Tucson have significantly outperformed the United States in terms of employment growth. Between 1981 and 1995, employment grew 4.6% per year in Phoenix and 3.3% per year in Tucson, which compared to the United States at 1.8%. During the last five years, between 1991 and 1995, annual employment growth averaged 4.4% in Phoenix and 4.0% in Tucson, well ahead of the average United States growth rate during the same period of 1.5%. 1995 employment growth in Phoenix and Tucson was 5.4% and 4.4%, respectively.

    POPULATION GROWTH. Phoenix and Tucson have also outperformed the United States in terms of population growth. Between 1981 and 1995, the population of Phoenix grew an average of 3.9% per year to 2.4 million and Tucson's population grew 2.7% per year to 756,000. During the same period, the United States population increased 1.0% per year. The average annual population growth from 1991 to 1995 in

Phoenix and Tucson was 2.3% and 2.4% respectively, while the population of the United States increased by 0.9% per year. 1995 population growth was 2.7% in Phoenix and 2.8% in Tucson, which outpaced the United States at 1.1%.

MULTIFAMILY APARTMENT MARKET IN PHOENIX AND TUCSON

    The low level of apartment development activity and increasing demand in both Phoenix and Tucson have resulted in continued low vacancy levels in both cities. The 1995 physical vacancy rate in the Company's two Arizona markets was 4.5% in Phoenix and 7.7% in Tucson.

    As the following charts illustrate, apartment construction in Arizona is at a modest level with 7,700 permits in Phoenix and 2,800 permits in Tucson in 1995. For comparison, apartment construction activity averaged 13,700 units per year in Phoenix and 4,300 units per year in Tucson in the 1980s. With continued job and population growth and moderate new apartment supply, the Company believes that these two rental markets will be stable with occupancies moving within a narrow range.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   PHOENIX BUILDING PERMITS
1993                                 1,800
1994                                 6,000
1995                                 7,700
1996 (est.)                          7,250

SOURCE: Phoenix Housing Study, Arizona State University Real Estate Center; 1996
                               Company (Estimate)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TUCSON BUILDING PERMITS
1993                           700
1994                         2,600
1995                         2,800
1996 (est.)                    500

    SOURCE: Metro Tucson Land Use Study, University of Arizona; 1996 Company
                                   (Estimate)

EXPANSION INTO SAN DIEGO AND RIVERSIDE/SAN BERNARDINO

    OVERVIEW. The Company is expanding its operations into San Diego and Riverside/San Bernardino while continuing to grow within Arizona. The Company's geographic growth goal is to establish a major market presence in each of its metropolitan areas, rather than entering additional markets for portfolio diversification alone. Consistent with that goal, the Company has carefully analyzed the real estate investment potential of a number of major Western metropolitan areas and has selected these two California markets.

    POTENTIAL BENEFITS OF GEOGRAPHIC EXPANSION. The Company believes that selective geographic expansion with the intent of establishing a significant market presence in each market it enters presents a number of advantages, as summarized below.

    - BROADER GROWTH OPPORTUNITIES. The Company intends to enter only those additional markets that provide significant growth opportunities. Operating in these nearby markets would allow the Company to allocate its resources efficiently to those specific markets that presented the greatest opportunities at any given time.

    - MANAGEMENT SYSTEMS. The Company's strong management team has given the Company potential for significant growth. The Company has excellent management and marketing systems which it believes have allowed it to achieve high quality and value throughout its operations and can be duplicated in other markets. The Company's expertise give it a significant advantage in successfully entering other markets, particularly those that are fragmented and do not have a leading apartment company that provides a differentiated product.

    - DIVERSIFICATION. Although the markets that the Company is evaluating are all in relatively close proximity within the Western United States, expansion beyond Arizona provides diversification relative to the Arizona market and economy.

    CRITERIA  FOR EXAMINING NEW MARKETS.   When evaluating potential markets for
expansion, the Company considered, among other things, the following factors:

    - MARKET SIZE. The Company believes that expansion markets need to be large enough to provide economic diversity and to allow the Company to build a large apartment portfolio.

    - ACCESSIBILITY. The Company intends to maintain a centralized corporate structure rather than a regional subsidiary structure, allowing it to centralize control and communication, asset allocation, maintenance of the brand image, human resource allocation and standardized operating procedures. Therefore it seeks expansion markets that are easily accessible from the Company's Scottsdale, Arizona headquarters.

    - STRONG GROWTH CHARACTERISTICS. The Company's expansion markets must have near-term and long-term growth potential and economic stability.

    - FRAGMENTED COMPETITION. The Company believes it has successfully differentiated its product from those of its competitors in Phoenix and Tucson. Therefore, the Company seeks markets where the competition is fragmented, allowing it to replicate such product differentiation.

    EXPANSION INTO RIVERSIDE/SAN BERNARDINO AND SAN DIEGO MARKETS. Because acquisitions at prices below replacement cost are available in these target markets, the Company's initial growth in these markets will occur through property acquisitions. The Company plans no development and construction of properties in these markets in the near term, except for the potential expansion of existing properties. The Company anticipates that it will begin building in these markets at such time after economic occupancy and rent levels have risen to justify new construction.

    Management believes that neither San Diego nor the Riverside/San Bernardino region is currently served by a dominant multifamily apartment owner, developer or manager. The Company expects to utilize its experience and capabilities to pursue real estate opportunities and to establish a significant market presence in these markets.

RIVERSIDE/SAN BERNARDINO AND SAN DIEGO ECONOMIC AND DEMOGRAPHIC OVERVIEW

    EMPLOYMENT GROWTH. For the 15-year period between 1981 and 1995, employment grew 4.6% per year in Riverside/San Bernardino and 3.2% per year in San Diego, which compared to the United States at 1.8% per year. During the last five years, between 1991 and 1995, employment growth slowed to an average of 1.1% per year in Riverside/San Bernardino and 0.1% per year in San Diego, which was below the United States growth rate of 1.5% per year. During 1995, employment growth recovered in Riverside/San Bernardino and San Diego to 3.3% and 2.1%, respectively.

    POPULATION GROWTH. During the last 15 years, Riverside/San Bernardino and San Diego have outperformed the United States in terms of population growth. Between 1981 and 1995, the population of Riverside/San Bernardino grew an average of 6.2% per year to 3.09 million and the population of San Diego grew 3.3% per year to 2.8 million. During the same period, the population of the United States increased 1.0% per year. Population growth in both markets slowed in the early 1990's, but growth accelerated in 1995. The average annual growth in population from 1991 to 1995 in Riverside/San Bernardino and San Diego was 2.9% and 1.7%, respectively, which compared to the United States at 0.9% per year. 1995 population growth was 2.7% in Riverside/San Bernardino and 1.7% in San Diego, which outpaced the United States at 1.1%.

MULTIFAMILY MARKET IN RIVERSIDE/SAN BERNARDINO AND SAN DIEGO

    After a four-year period with relatively high vacancy rates, apartment occupancy has been improving in Riverside/San Bernardino and San Diego. In 1995, Riverside/San Bernardino and San Diego experienced physical vacancy rates of approximately 8.4% and 6.9%, respectively.

    As the following charts illustrate, apartment construction is at very low levels with only 300 permits in Riverside/San Bernardino and 1,900 permits in San Diego in 1995. For comparison, apartment construction averaged 10,500 units per year in Riverside/San Bernardino and 13,700 units per year in San Diego during the 1980s. With recovering job and population growth and very low new apartment production levels, the Company believes that these two rental markets will continue to improve.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     RIVERSIDE/SAN BERNARDINO BUILDING PERMIT ACTIVITY
1993                                                                700
1994                                                                700
1995                                                                300
1996 (est.)                                                         300

                   SOURCE: Real Data; 1996 Company (estimate)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    SAN DIEGO BUILDING PERMIT ACTIVITY
1993                                            1,500
1994                                            1,700
1995                                            1,900
1996 (est.)                                       800

                   SOURCE: Real Data; 1996 Company (estimate)

    Certain information in this "Company's Markets" section is forward-looking and involves risks and uncertainties. Specifically, the Company has set forth certain estimates with respect to employment and population growth in its markets that is inherently uncertain and subject to numerous factors beyond the Company's control including the strength of the local economies and the general business environment. The actual results may vary materially from these estimates. The inclusion of estimates herein should not be regarded as a representation by the Company, by the Underwriters or any other person that those estimates will be achieved.

COMMUNITIES

    The Company's goal is for each Community to be a market leader in its property type and geographical sub-market. Each Community is individually designed to suit the specific site characteristics and anticipated needs and desires of the residents. The design and construction of the Communities attempt to integrate with and respect the natural surroundings and architectural character of the neighborhood. The Communities are landscaped to create an inviting atmosphere starting with the first approach to the properties. Landscaping is designed to complement the building architecture, and provide residents with attractive open spaces. The objectives of the site layout and building design are to provide residents with premium views, convenient parking, easy access to amenities and a comfortable living environment. After completion of the Communities Under Construction, the average age of the Communities will be six years.

    STABILIZED COMMUNITIES

    The following sets forth certain information regarding the current stabilized communities. All of the communities are owned 100% in fee by the Company. For a description of liens on certain of the communities listed below, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                       AVERAGE    AVERAGE    PHYSICAL
                                                                              YEAR      UNIT     PHYSICAL    OCCUPANCY
                                                                           DEVELOPED    SIZE     OCCUPANCY     AS OF
                                                 NUMBER OF    DEVELOPED/       OR      (SQUARE    DURING     MARCH 31,
STABILIZED COMMUNITIES                  CITY     APARTMENTS    ACQUIRED     ACQUIRED    FEET)    1995 (1)    1996 (1)
- -----------------------------------  ----------  ----------   -----------  ----------  -------   ---------   ---------
PHOENIX:
Acacia Creek (2)...................  Scottsdale       508      Acquired       1995        910        95%         98%
Bayside at the Islands.............   Gilbert         272      Developed      1988        870        96%         96%
Country Brook (3)..................   Chandler        276       Acq/Dev    1991/1993      961        98%         94%
Deer Creek Village.................   Phoenix         308      Acquired       1991        819        97%        100%
Gateway Villas.....................   Phoenix         180      Developed      1995        998        94%         98%
Greenwood Village..................    Tempe          270      Acquired       1993        884        97%         96%
Heritage Point.....................     Mesa          148      Acquired       1994        773        97%         98%
La Mariposa........................     Mesa          222      Acquired       1990        928        97%         95%
La Valencia........................     Mesa          361      Acquired       1990        950        96%         93%
Ladera (4).........................   Phoenix         248      Developed      1996      1,012       (4)          96%
Little Cottonwoods.................    Tempe          379     Acq/Acq/Dev  1989/89/90   1,023        96%         92%
Los Arboles (5)....................   Chandler        232      Developed      1985        851        96%         93%
Miramonte..........................  Scottsdale       151      Developed      1983        782        97%         98%
Morningside........................  Scottsdale       160      Acquired       1992      1,019        93%         94%
Mountain Park Ranch................   Phoenix         240      Developed      1995        961        97%         95%
Park Meadow (3)....................   Gilbert         156      Acquired       1992        880        96%        100%
Preserve at Squaw Peak.............   Phoenix         108      Acquired       1991        952        97%         96%
Promontory Pointe (3)..............   Phoenix         304      Acquired       1988        986        95%         97%
Rancho Murietta (6)................    Tempe          292      Acquired       1995        866        97%        100%
Scottsdale Courtyards..............  Scottsdale       274      Developed      1993      1,044        94%         99%
Scottsdale Meadows.................  Scottsdale       168      Developed      1984        888        95%         98%
Shadow Brook.......................   Phoenix         224      Acquired       1993      1,010        96%         98%
Shores at Andersen Springs.........   Chandler        299      Developed   1989/1993      889        98%         98%
Silver Creek.......................   Phoenix         174      Acquired       1991        775        97%         99%
Sonoran............................   Phoenix         429      Developed      1995        965        95%         93%
Sun Creek..........................   Glendale        175      Acquired       1993        762        97%         93%
Superstition Vista (7).............     Mesa          316      Acquired       1995        950        97%         97%
The Enclave........................    Tempe          204      Developed      1995        952        97%         94%
The Heritage.......................   Phoenix         204      Developed      1995        973        96%         92%
The Ingleside (4)..................   Phoenix         120      Developed      1995        987       (4)         100%
The Meadows........................     Mesa          306      Acquired       1987        809        97%         94%
The Palms..........................   Phoenix         132      Developed      1990      1,026        97%         98%
The Pines..........................     Mesa          194      Acquired       1992        887        97%         95%
Towne Square (3)...................   Chandler        468       Acq/Dev    1992/1995      960        96%         97%
Villa Encanto......................   Phoenix         382      Developed      1983        810        96%         99%
Village at Lakewood................   Phoenix         240      Developed      1988        857        97%         97%
                                                 ----------
                                                    9,124

                                                                                       AVERAGE    AVERAGE    PHYSICAL
                                                                              YEAR      UNIT     PHYSICAL    OCCUPANCY
                                                                           DEVELOPED    SIZE     OCCUPANCY     AS OF
                                                 NUMBER OF    DEVELOPED/       OR      (SQUARE    DURING     MARCH 31,
STABILIZED COMMUNITIES                  CITY     APARTMENTS    ACQUIRED     ACQUIRED    FEET)    1995 (1)    1996 (1)
- -----------------------------------  ----------  ----------   -----------  ----------  -------   ---------   ---------
TUCSON:
Harrison Park (3)..................    Tucson         172      Acquired       1991        809        98%         92%
La Reserve.........................  Oro Valley       240      Developed      1988        900        86%         88%
Orange Grove Village (3)...........    Tucson         256      Acquired       1991        714        95%         98%
Suntree Village....................  Oro Valley       424      Acquired       1992        831        93%         94%
The Arboretum......................    Tucson         496       Acq/Dev    1992/1995      886        94%         94%
The Legends (4)....................    Tucson         312      Developed      1995      1,041       (4)          91%
Village at Tanque Verde............    Tucson         217       Acq/Dev    1990/1994      694        97%         96%
                                                 ----------
                                                    2,117
                                                 ----------
                                                   11,241
                                                 ----------
                                                 ----------
RIVERSIDE/SAN BERNARDINO:
                                       Corona
The Ashton (8).....................    Hills          492      Acquired       1995        850        96%         91%
                                                 ----------                            -------
  TOTAL............................                11,733                              39,694
                                                 ----------                            -------
                                                 ----------                            -------
  Weighted Average.................                   267                                 902

- ------------------------
(1) Physical occupancy is defined as apartments occupied or leased (including models and employee apartments) divided by the total number of leasable apartments within the Community, expressed as a percentage.

(2) Property was acquired in March 1995.

(3) Another phase of this community is currently under development. See "Communities Under Construction" below.

(4) Property achieved stabilized occupancy in 1996.

(5) The Company owns approximately a 10% interest in the joint venture that owns Los Arboles II, as well as two promissory notes with an outstanding balance of approximately $703,403, secured by subordinated liens on such property. Los Arboles II contains 200 apartments, was developed in 1987, has an average unit size of 843 square feet and had average physical occupancy during 1995 of 94% and physical occupancy as of March 31, 1996 of 90%.

(6) Property was acquired in February 1995.

(7) Property was acquired in October 1995.

(8) Property was acquired in December 1995.

    Of the Stabilized Communities included in the table, 36 are located in the greater Phoenix area, seven are located in the Tucson area and one is located in the Riverside/San Bernardino region. All of the Stabilized Communities are managed and operated by the Company and have an average size of 267 units. The Stabilized Communities are primarily oriented to upscale residents seeking high levels of amenities, such as clubhouses, exercise rooms, tennis courts, swimming pools, therapy pools and covered parking. The apartments average approximately 902 square feet in size and most offer features such as washer/dryers, fully-equipped kitchens with upgraded cabinets, dishwashers and microwave ovens, high ceilings, separate dining areas, individual storage, fireplaces, individual utility metering, spacious patios and balconies, ceramic tile entries and alarm system prewiring.

    In addition, on March 15, 1996, the Company entered into escrow on Canyon Crest Views Apartments, a 178-unit apartment community located in Riverside, California for a total purchase price of approximately $12,900,000 in cash. On March 28, 1996 the Company entered into an agreement to purchase Vineyard Village apartments, a 164-unit apartment community in Rancho Cucamonga, California, for a total purchase price of approximately $7.1 million in cash. Consummation of the agreements remains subject to a number of conditions. Additionally, the Company is actively pursuing and in preliminary negotiations regarding additional properties in Riverside/San Bernardino and San Diego.

COMMUNITIES UNDER CONSTRUCTION.

    The Company's current construction activity is summarized below:

                                                     ESTIMATED                     ACTUAL OR     ACTUAL OR   PERCENTAGE OF
                                          NUMBER   CONSTRUCTION     QUARTER OF     ESTIMATED     ESTIMATED   UNITS LEASED
                                            OF         COST        CONSTRUCTION   COMMENCEMENT   STABILIZED   AS OF MARCH
METROPOLITAN AREA                         UNITS    (IN MILLIONS)   COMMENCEMENT   OF LEASE-UP    OCCUPANCY     31, 1996
- ----------------------------------------  ------   -------------   ------------   ------------   ---------   -------------
                                                                                   QUARTER
                                                                   ---------------------------------------
PHOENIX, AZ
Mirador.................................    316        $ 23           4Q'94          3Q'95         3Q'96           72%
Towne Square III Expansion..............    116           7           3Q'95          1Q'96         4Q'96           33%
The Hawthorne...........................    276          17           4Q'95          3Q'96         3Q'97        --
Country Brook III Expansion.............    120           8           4Q'95          3Q'96         1Q'97        --
Promontory Pointe II Expansion..........    120           8           4Q'95          3Q'96         2Q'97        --
Park Meadow II Expansion................     68           4           4Q'95          2Q'96         4Q'96        --

TUCSON, AZ
Bear Canyon.............................    238          15           3Q'95          2Q'96         2Q'97            8%
Orange Grove II Expansion...............    144           8           2Q'95          3Q'95         3Q'96           78%
Harrison Park II Expansion..............    188          10           3Q'95          2Q'96         2Q'97           22%
                                          ------      -----
  TOTAL.................................  1,586        $100
                                          ------      -----
                                          ------      -----

    The information set forth in the table above is forward looking and involves various risks and uncertainties. Such information is based upon a number of estimates and assumptions that, are inherently subject to business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. While all apartment communities previously constructed by the Company have been constructed on schedule and within budget, the actual development cost, completion date and stabilization date of any project will be dependent upon a variety of factors beyond the control of the Company including, for example, labor and other personnel costs, material costs, weather conditions, government fees and leasing rate. The inclusion of estimates herein should not be regarded as a representation by the Company, the Underwriters, the Selling Stockholders or any other person that the estimates will be achieved.

    Additionally, the Company owns, or has the rights to acquire, sites intended for the development of four additional multifamily apartment communities, which, if completed, are expected to contain approximately 1,720 apartments. There can be no assurance that, the Company will succeed in obtaining any necessary governmental approvals in connection with the sites that it has rights to acquire or any financing required to develop these projects, or that the Company will decide to develop any particular project.

SUMMARY OF FEATURES AND AMENITIES OF THE COMMUNITIES

    The following tables list certain features and amenities of the Communities:

                                                                                APPROXIMATE
                                     METROPOLITAN                                RENTABLE
                                        AREA/                      NUMBER OF       AREA       DEVELOPED/       YEAR
COMMUNITY AND LOCATION                SUB-MARKET   OWNERSHIP (1)   APARTMENTS    (SQ. FT.)     ACQUIRED     CONSTRUCTED
- -----------------------------------  ------------  -------------   ----------   -----------   -----------  -------------
STABILIZED COMMUNITIES:
PHOENIX:
  Acacia Creek.....................   Scottsdale        100%           508         462,084     Acquired    1987/90/92/94
  Bayside at the Islands...........    Gilbert          100%           272         236,640     Developed       1988
  Country Brook....................    Chandler         100%           276         265,228      Acq/Dev      1986/1993
  Deer Creek Village...............    Phoenix          100%           308         252,132     Acquired        1987
  Gateway Villas...................    Phoenix          100%           180         179,376     Developed       1995
  Greenwood Village................     Tempe           100%           270         238,680     Acquired        1984
  Heritage Point...................      Mesa           100%           148         114,436     Acquired        1986
  La Mariposa......................      Mesa           100%           222         206,052     Acquired        1986
  La Valencia......................      Mesa           100%           361         342,946     Acquired        1986
  Ladera...........................    Phoenix          100%           248         251,128     Developed       1995
  Little Cottonwoods...............     Tempe           100%           379         388,852    Acq/Acq/Dev   1984/86/90
  Los Arboles I (3)................    Chandler         100%           232         197,352     Developed       1985
  Miramonte........................   Scottsdale        100%           151         118,018     Developed       1983
  Morningside......................   Scottsdale        100%           160         163,116     Acquired        1989
  Mountain Park Ranch..............    Phoenix          100%           240         230,560     Developed       1995
  Park Meadow......................    Gilbert          100%           156         137,280     Acquired        1986
  Preserve at Squaw Peak...........    Phoenix          100%           108         102,768     Acquired        1990
  Promontory Pointe................    Phoenix          100%           304         299,782     Acquired        1984
  Rancho Murietta..................     Tempe           100%           292         258,712     Acquired        1983
  Scottsdale Courtyards............   Scottsdale        100%           274         286,052     Developed       1993
  Scottsdale Meadows...............   Scottsdale        100%           168         149,200     Developed       1984
  Shadow Brook.....................    Phoenix          100%           224         226,296     Acquired        1984
  Shores at Andersen Springs.......    Chandler         100%           299         265,768     Developed     1989/1993
  Silver Creek.....................    Phoenix          100%           174         134,820     Acquired        1984
  Sonoran..........................    Phoenix          100%           429         413,276     Developed       1995
  Sun Creek........................    Glendale         100%           175         133,409     Acquired        1985
  Superstition Vista...............      Mesa           100%           316         300,164     Acquired        1987
  The Enclave......................     Tempe           100%           204         193,920     Developed       1995
  The Heritage.....................    Phoenix          100%           204         200,164     Developed       1995
  The Ingleside....................    Phoenix          100%           120         118,386     Developed       1995
  The Meadows......................      Mesa           100%           306         247,438     Acquired        1984
  The Palms........................    Phoenix          100%           132         135,460     Developed       1990
  The Pines........................      Mesa           100%           194         172,078     Acquired        1984
  Towne Square.....................    Chandler         100%           468         425,392      Acq/Dev      1987/1995
  Villa Encanto....................    Phoenix          100%           382         309,422     Developed       1983
  Village at Lakewood..............    Phoenix          100%           240         205,584     Developed       1988


                                                                                                       MONTHLY RENTAL
                                                                         PHYSICAL OCCUPANCY AT        RATES AT 3/31/96
                                                                     ------------------------------   ----------------

                                                          AVERAGE
                                                         UNIT SIZE                                    $ PER     $ PER
COMMUNITY AND LOCATION               1 BR   2 BR   3 BR  (SQ. FT.)   12/31/93   12/31/94   12/31/95    UNIT    SQ. FT
- -----------------------------------  -----  -----  ----  ---------   --------   --------   --------   ------   -------
                                                                                                       (2)       (2)
STABILIZED COMMUNITIES:
PHOENIX:
  Acacia Creek.....................    145    286   77       910      --         --           98%      $738      .81
  Bayside at the Islands...........     96    144   32       870       100%        99%        99        714      .82
  Country Brook....................     89    151   36       961        94         98         97        731      .76
  Deer Creek Village...............    184    124  --        819        99         99         94        545      .67
  Gateway Villas...................     52     96   32       998      --         --           94        812      .81
  Greenwood Village................     64    206  --        884        96         96         99        644      .73
  Heritage Point...................     64     84  --        773      --         --          100        567      .73
  La Mariposa......................     74    148  --        928        96         97         97        638      .69
  La Valencia......................    105    208   48       950        96         93         99        664      .70
  Ladera...........................     72    128   48     1,013      --         --         --          832      .82
  Little Cottonwoods...............     51    292   36     1,023        98         96         96        765      .75
  Los Arboles I (3)................     74    132   26       851        98         99         97        648      .76
  Miramonte........................     89     62  --        782        99         99         98        624      .80
  Morningside......................     32     92   36     1,019       100        100         98        786      .77
  Mountain Park Ranch..............     72    118   50       961      --         --           95        789      .82
  Park Meadow......................   --      156  --        880        96         97         91        625      .71
  Preserve at Squaw Peak...........     32     76  --        952        98         99         96        807      .85
  Promontory Pointe................    114    190  --        986        98         99         96        741      .75
  Rancho Murietta..................    128    144   20       866      --         --           99        649      .73
  Scottsdale Courtyards............     64    149   61     1,044       100         99        100        877      .84
  Scottsdale Meadows...............     72     72   24       888       100         99         93        721      .81
  Shadow Brook.....................     70    154  --      1,010       100         98         98        826      .82
  Shores at Andersen Springs.......    102    155   42       889        97         94         97        749      .84
  Silver Creek.....................     80     94  --        775       100        100         98        570      .74
  Sonoran..........................    120    226   83       965      --         --           95        761      .79
  Sun Creek........................     79     96  --        762        86         99         99        587      .77
  Superstition Vista...............     40    276  --        950      --         --           96        611      .64
  The Enclave......................     64    104   36       952      --         --          100        816      .86
  The Heritage.....................     68    104   32       973      --         --           97        785      .80
  The Ingleside....................     36     60   24       987      --         --         --          846      .86
  The Meadows......................    136    170  --        809        97         98         95        540      .67
  The Palms........................     30     87   15     1,026       100        100         98        899      .88
  The Pines........................   --      194  --        887        96         97         95        608      .69
  Towne Square.....................    140    256   72       960        99(5)      97(5)      96        669      .74
  Villa Encanto....................    178    180   24       810        99         97         97        596      .74
  Village at Lakewood..............     92    120   28       857        98        100         92        742      .87

                                                                 APPROXIMATE                   YEAR
                      METROPOLITAN                                RENTABLE                  CONSTRUCTED
COMMUNITY AND            AREA/        OWNERSHIP     NUMBER OF       AREA       DEVELOPED/    OR TO BE
LOCATION               SUB-MARKET        (1)        APARTMENTS    (SQ. FT.)     ACQUIRED    CONSTRUCTED
- --------------------  ------------  -------------   ----------   -----------   -----------  -----------
TUCSON:
  Harrison Park.....     Tucson          100%            172        139,091     Acquired      1985
  The Legends.......     Tucson          100%            312        324,808     Developed     1995
  La Reserve........   Oro Valley        100%            240        216,008     Developed     1988
  Orange Grove
   Village..........     Tucson          100%            256        182,880     Acquired      1986
  Suntree Village...   Oro Valley        100%            424        352,248     Acquired      1984
  The Arboretum.....     Tucson          100%            496        402,464      Acq/Dev     1987/95
  Village at Tanque
   Verde............     Tucson          100%            217        175,380      Acq/Dev     1984/94
RIVERSIDE/SAN
 BERNARDINO:
  The Ashton........  Corona Hills       100%            492        418,284     Acquired      1986
                                                    ----------   -----------
TOTAL...............                                  11,733     10,573,134
                                                    ----------   -----------
                                                    ----------   -----------
Weighted Averages
 and Percentages for
 Stabilized
 Communities........                                     267        240,299                   1988
COMMUNITIES UNDER
 CONSTRUCTION:                                         --
  Bear Canyon.......     Tucson          100%            238        231,640     Developed    1995/96
  Country Brook III
   Expansion........    Chandler         100%            120        130,672     Developed    1995/96
  Harrison Park II
   Expansion........     Tucson          100%            188        183,253     Developed    1995/96
  Mirador...........    Phoenix          100%            316        319,776     Developed    1995/96
  Orange Grove II
   Expansion........     Tucson          100%            144        145,048     Developed    1995/96
  Park Meadow II
   Expansion........    Gilbert          100%             68         61,640     Developed    1995/96
  Promontory Pointe
   II Expansion.....    Phoenix          100%            120        121,608     Developed    1995/96
  The Hawthorne.....    Phoenix          100%            276        249,484     Developed    1995/96
  Towne Square III
   Expansion........    Chandler         100%            116        110,548     Developed    1995/96
                                                    ----------   -----------
TOTAL...............                                   1,586      1,553,669
                                                    ----------   -----------
                                                    ----------   -----------
Weighted Averages
 and Percentages for
 Communities Under
 Construction.......                                     176        172,630                  1995/96
Weighted Averages
 and Percentages for
 Communities........                                     251        228,808                   1989


                                                                                           MONTHLY
                                                                                           RENTAL
                                                                                          RATES AT
                                                           PHYSICAL OCCUPANCY AT           3/31/96
                                                      --------------------------------  -------------
                                                                                                                  ESTIMATED
                                                                                                       ESTIMATED   AVERAGE
                                                                                                        AVERAGE    MONTHLY
                                                                                                        MONTHLY   BASE RENT
                                           AVERAGE                                                     BASE RENT     PER
COMMUNITY AND                             UNIT SIZE                                     $ PER  $ PER      PER      SQUARE
LOCATION             1 BR   2 BR   3 BR   (SQ. FT.)   12/31/93    12/31/94    12/31/95  UNIT  SQ. FT   APARTMENT    FOOT
- -------------------- -----  -----  -----  ---------   --------    --------    --------  ----- -------  ---------  ---------
                                                                                         (2)    (2)     (2)(4)     (2)(4)
TUCSON:
  Harrison Park.....   64    108    --        809       100%         97%         94%     $563   .70
  The Legends.......   72    152     88     1,041      --          --          --        790    .76
  La Reserve........   64    148     28       900        99          96          88      672    .75
  Orange Grove
   Village..........  160     96    --        714        99          97          93      473    .66
  Suntree Village...  192    231      1       831       100          98          94      544    .65
  The Arboretum.....  288    160     48       886        98(5)       94(5)       97      586    .72
  Village at Tanque
   Verde............   97    100     20       694        96(5)       97         100      578    .72
RIVERSIDE/SAN
 BERNARDINO:
  The Ashton........  176    292     24       850      --          --            97      $623  $.73

TOTAL...............

Weighted Averages
 and Percentages for
 Stabilized
 Communities........ 34.3%  56.4%   9.3%      902        97%         97%         97%     $682  $.76
COMMUNITIES UNDER
 CONSTRUCTION:
  Bear Canyon.......   72    118     48       973      --          --          --        --    --        $732        .75
  Country Brook III
   Expansion........   32     44     44     1,089      --          --          --        --    --         799        .73
  Harrison Park II
   Expansion........   24    100     64       974      --          --          --        --    --         719        .74
  Mirador...........   92    160     64     1,012      --          --          --        --    --         848        .84
  Orange Grove II
   Expansion........  --      92     52     1,007      --          --          --        --    --         711        .71
  Park Meadow II
   Expansion........   40    --      28       906      --          --          --        --    --         725        .80
  Promontory Pointe
   II Expansion.....   36     60     24     1,013      --          --          --        --    --         847        .84
  The Hawthorne.....  112    140     24       904      --          --          --        --    --         757        .84
  Towne Square III
   Expansion........   32     72     12       953      --          --          --        --    --         734        .77

TOTAL...............  440    786    360     --         --          --          --        --    --

Weighted Averages
 and Percentages for
 Communities Under
 Construction....... 27.7%  49.6%  22.7%      980                                                        $770        $.79

Weighted Averages
 and Percentages for
 Communities........ 33.5%  55.6%  10.9%      910                                                        $692        $.76



- ----------------------------------
(1) The Company holds fee simple title to each of the Communities.

(2) Base rent excludes miscellaneous charges such as late payments, application and redecorating fees and deposit forfeitures which average approximately $20 per month per apartment.

(3) The Company owns approximately a 10% interest in the joint venture that owns Los Arboles II, as well as two promissory notes with an outstanding balance of approximately $703,403 secured by subordinated liens on such property. Los Arboles II contains 200 apartments, was developed in 1987, has an average unit size of 843 square feet and had average physical occupancy during 1995 of 94% and physical occupancy as of December 31, 1995 of 97%.

(4) Base rent excludes miscellaneous income derived from optional amenities such as fireplaces and views which average approximately $15 per month per apartment.

(5) Excludes Phase II of indicated Community.

                       EVANS WITHYCOMBE RESIDENTIAL, INC.
                              COMMUNITY AMENITIES


                                                      COMMUNITY/APARTMENT                    RECREATIONAL AMENITIES
                                           PATIO           AMENITIES                     -------------------------------
                                            OR      ------------------------   COVERED               FITNESS
                                          BALCONY   WASHER/DRYER   FIREPLACE   PARKING   CLUBHOUSE   CENTER    POOL  SPA
                                          -------   ------------   ---------   -------   ---------   -------   ----  ---
STABILIZED COMMUNITIES:
PHOENIX:
  Acacia Creek..........................    All         All            22%       All        Yes        Yes       6    2
  Bayside at the Islands................    All         All            15%       All        Yes        Yes       2    1
  Country Brook.........................    All         All            37%       All        Yes        Yes       2    1
  Deer Creek Village....................    All         All            25%       All        Yes        Yes       2    2
  Gateway Villas........................    All         All            All       All        Yes        Yes       1    1
  Greenwood Village.....................    All         All           None       All        Yes        Yes       2    2
  Heritage Point........................    All         All           None       All        Yes        Yes       1    1
  La Mariposa...........................    All         All            50%       All        Yes        Yes       2    2
  La Valencia...........................    All         All            50%       All        Yes        Yes       3    3
  Ladera................................    All         All            30%       All        Yes        Yes       2    1
  Little Cottonwoods....................    All         All            35%       All        Yes        Yes       3    3
  Los Arboles I.........................    All         All            17%       All        Yes        Yes       2    1
  Miramonte.............................    All         All            24%       All         No        Yes       1    1
  Morningside...........................    All         All            All       All        Yes        Yes       1    1
  Mountain Park Ranch...................    All         All            30%       All        Yes        Yes       2    1
  Park Meadow...........................    All         All           None       All        Yes        Yes       2    1
  Preserve at Squaw Peak................    All         All            50%       All        Yes         No       1    2
  Promontory Pointe.....................    All         All           None       All        Yes        Yes       3    3
  Rancho Murietta.......................    All         All             3%       All        Yes        Yes       1    1
  Scottsdale Courtyards.................    All         All            All       All        Yes        Yes       2    2
  Scottsdale Meadows....................    All         All            24%       All        Yes         No       2    2
  Shadow Brook..........................    All         All            All       All        Yes        Yes       2    2
  Shores at Andersen Springs............    All         All            18%       All        Yes        Yes       3    1
  Silver Creek..........................    All         All           None       All        Yes         No       2    2
  Sonoran...............................    All         All            30%       All        Yes        Yes       2    1
  Sun Creek.............................    All        None           None       All        Yes         No       2    2
  Superstition Vista....................    All         All            All       All        Yes        Yes       2    2
  The Enclave...........................    All         All            30%       All        Yes        Yes       2    1
  The Heritage..........................    All         All            30%       All        Yes        Yes       1    1
  The Ingleside.........................    All         All            30%       All        Yes        Yes       1    1
  The Meadows...........................    All          8%           None       All        Yes         No       2    2
  The Palms.............................    All         All            All       All        Yes        Yes       2    1
  The Pines.............................    All         All           None       All        Yes        Yes       2    2
  Towne Square..........................    All         All            43%       All        Yes        Yes       3    4
  Villa Encanto.........................    All         50%            16%       All        Yes        Yes       4    2
  Village at Lakewood...................    All         All            15%       All        Yes        Yes       2    2
TUCSON:
  Harrison Park.........................    All         All            26%       All        Yes        Yes       1    2
  La Reserve............................    All         All            31%       All        Yes        Yes       2    1
  Orange Grove Village..................    All        None            All       All        Yes        Yes       2    2
  Suntree Village.......................    All         All            45%       All        Yes        Yes       6    1
  The Arboretum.........................    All         29%            18%       All        Yes        Yes       2    2
  The Legends...........................    All         All            All       All        Yes        Yes       2    1
  Village at Tanque Verde...............    All         40%            17%       All        Yes        Yes       2    2
RIVERSIDE/SAN BERNARDINO:
  The Ashton............................    All         All           None       All        Yes        Yes       3    2

                                                      COMMUNITY/APARTMENT                    RECREATIONAL AMENITIES
                                           PATIO           AMENITIES                     -------------------------------
                                            OR      ------------------------   COVERED               FITNESS
                                          BALCONY   WASHER/DRYER   FIREPLACE   PARKING   CLUBHOUSE   CENTER    POOL  SPA
                                          -------   ------------   ---------   -------   ---------   -------   ----  ---
COMMUNITIES UNDER
 CONSTRUCTION:
  Bear Canyon...........................    All         All            33%       All        Yes        Yes       2    1
  Country Brook III Expansion...........    All         All           None       All        Yes         No       1    1
  Harrison Park II Expansion............    All         All           None       All        Yes        Yes       1    1
  Mirador...............................    All         All            30%       All        Yes        Yes       3    1
  Orange Grove II Expansion.............    All         All           None       All        Yes        Yes       1   --
  Park Meadow II Expansion..............    All         All           None       All        Yes        Yes       1    1
  Promontory Pointe II Expansion........    All         All            30%       All        Yes        Yes       1    1
  The Hawthorne.........................    All         All            30%       All        Yes        Yes       2    2
  Towne Square III Expansion............    All         All            30%       All        Yes        Yes       1    1

COMPETITION

    The   Communities  are  located  in   areas  that  include  other  apartment
communities and that may include new apartment communities that are under construction. The number of competitive communities in a particular area could have an effect on the Company's ability to lease apartments at the Communities or at any newly developed or acquired properties and on the rents charged by the Company. Also, other forms of housing provide alternatives to potential residents of high quality apartment complexes like the Communities.

ENVIRONMENTAL MATTERS

    Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination.

    The Company believes that the Communities are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its properties.

EMPLOYEES

    As of April 30, 1996, the Company, primarily through the Management Company, employed, in the aggregate, a total of 507 persons. The Management Company and/or the Operating Partnership employ substantially all of the professional employees that are currently engaged in the residential property management, development and construction businesses of the Company. The Company believes that its relations with its employees are good.

REGULATION

    Apartment communities are subject to various laws, ordinances and regulations, including laws, ordinances and regulations related to fair housing, Americans with disabilities and building safety. The Company believes that each Community has the necessary permits and approvals to operate its business and that each Community is in material compliance with present laws, ordinances and regulations.

LEGAL PROCEEDINGS

    None of the Company, the Operating Partnership, any of the Communities or Evans Withycombe is presently subject to any material litigation nor, to the Company's knowledge, is any litigation threatened against the Company, the Operating Partnership, any of the Communities or Evans Withycombe, other than routine litigation and administrative proceedings arising in the ordinary course of business, some of which are expected to be covered by liability insurance and all of which collectively are not expected to have material adverse effect on the business, financial condition or results of operations of the Company.

                                   MANAGEMENT

    The following table sets forth the names, ages and positions of each of the Company's executive officers and directors.

         NAME               AGE                      POSITIONS AND OFFICES HELD
- -----------------------     ---     ------------------------------------------------------------
Stephen O. Evans            50      Chairman of the Board and Chief Executive Officer
F. Keith Withycombe         51      President, Chief Operating Officer and Director
Richard G. Berry            51      Executive Vice President and Director
Paul R. Fannin              39      Senior Vice President and Chief Financial Officer
Jay E. Northrop             50      Senior Vice President -- Property Management
G. Edward O'Clair           52      Senior Vice President -- Construction
David L. Williams           50      Senior Vice President -- Operations
Reid W. Butler              39      Senior Vice President, General Counsel and Secretary
Joseph F. Azrack            48      Director
G. Peter Bidstrup           65      Director
Joseph W. O'Connor          50      Director
John O. Theobald II         51      Director

    STEPHEN O. EVANS has served as the Chairman of the Board and Chief Executive Officer of the Company since its formation. Mr. Evans founded the predecessor of the Company in 1977 and served as Chairman of the Board. From 1973 to 1977, Mr. Evans was Investment Vice President of W.R. Schulz & Associates, at that time Arizona's largest apartment development company. He earned his Bachelor of Science in Business Administration and Masters of Business Administration degrees from Arizona State University. He also served as an officer in the United States Air Force for four years.

    F. KEITH WITHYCOMBE has served as the President and Chief Operating Officer and a director of the Company since its formation. Prior to that time, Mr. Withycombe served as the President of Evans Withycombe, Inc. From 1973 to 1981, Mr. Withycombe was Vice President and a Managing Partner for W.R. Schulz & Associates where he was responsible for the development and management of a large number of apartment projects, in addition to corporate responsibilities. Mr. Withycombe is a Certified Property Manager. He is a graduate of the United States Air Force Academy with an Engineering Sciences degree, and earned a Master of Industrial Engineering degree from Arizona State University. He also served as an officer in the United States Air Force for six years.

    RICHARD G. BERRY has served as the Executive Vice President and a director of the Company since its formation. Prior to that time, Mr. Berry served as the Executive Vice President of Evans Withycombe, Inc. since 1992. From 1983 to 1992, Mr. Berry served as Chairman of the Board of Berry and Boyle, a real estate investment and development management company. Prior to that time, Mr. Berry served as Executive Vice President of Hutton Real Estate Services and was responsible for that firm's real estate investment and management activities. Mr. Berry earned a Bachelor of Architecture degree and a Masters of Business Administration degree from the University of Michigan. He also served as an officer of a United States Navy mobile construction battalion for three years.

    PAUL R. FANNIN has served as the Senior Vice President and Chief Financial Officer of the Company since its formation. Prior to that time, Mr. Fannin served as the Vice President -- Asset Management of Evans Withycombe, Inc. since 1986. From 1983 to 1986, Mr. Fannin served as the Director of Finance of an Arizona real estate development firm for three years, and was a member of the tax staff of a public accounting firm for a period of three years. Mr. Fannin is a Certified Public Accountant licensed in the State of Arizona and holds a Bachelor of Science degree in Accounting from the University of Arizona and a Masters of Business Administration degree from Arizona State University.

    JAY E. NORTHROP has served as the Senior Vice President -- Property Management of the Company since its formation. Prior to that time, Mr. Northrop served as Senior Vice President -- Property Management of Evans Withycombe, Inc. Mr. Northrop joined Evans Withycombe, Inc. in 1981. Prior to that time, Mr. Northrop served as a District Manager for W.R. Schultz & Associates, where he was responsible for the property operations of a large number of apartment projects. Mr. Northrop holds a Bachelor of Science degree in Business Administration from Arizona State University.

    G. EDWARD O'CLAIR has served as the Senior Vice President -- Construction of the Company since its formation. Prior to that time, Mr. O'Clair served as the Senior Vice President -- Construction of Evans Withycombe, Inc. Mr. O'Clair has been involved in the construction management field since 1967. Prior to joining Evans Withycombe's predecessor in 1978, Mr. O'Clair supervised the construction of numerous residential and commercial projects for Stanley Development Company and C.J. Hassett Corporation, both located in Arizona. Mr. O'Clair is a licensed general contractor in the state of Arizona and holds a Bachelor of Science degree in Business Administration from Arizona State University.

    DAVID L. WILLIAMS has served as Senior Vice President -- Operations of the Company since January 1996. From 1990 until 1995, Mr. Williams was Executive Vice President of Equity Residential Properties Trust, a large multi-family REIT. From 1977 to 1990, Mr. Williams served as Chief Operations Officer for Geness Health and Wellness Resorts, a multi-family development company.

    REID W. BUTLER has served as Senior Vice President and Secretary of the Company since its formation. Prior to that time, Mr. Butler served as the Senior Vice President -- Development and Acquisitions of Evans Withycombe, Inc. Prior to joining Evans Withycombe, Inc. in 1984, Mr. Butler practiced law with Brown & Bain in Phoenix and with Rogers & Wells in New York City. Mr. Butler holds a Bachelor of Arts degree in International Relations from Stanford University and a law degree from the University of Michigan.

    JOSEPH F. AZRACK became a director of the Company concurrently with the closing of the Company's Initial Public Offering in August 1994. Mr. Azrack is President and Chief Executive Officer of Aldrich, Eastman and Waltch, L.P., a Boston based real estate investment advisory firm. Mr. Azrack has over 20 years experience in the real estate investment industry. He is past Chairman of the Pension Real Estate Association. Mr. Azrack is also a Trustee of the Urban Land Institute, Chairman of the ULI's Task Force on Real Estate Capital Markets and is a member of the National Realty Committee. He is also a member of the Taubman Realty Group, L.P. partnership committee. Mr. Azrack is also a past adjunct professor of Real Estate Finance at Columbia University's Graduate School of Business Administration. He is a graduate of Villanova University (B.S.) and Columbia University (M.B.A.).

    G. PETER BIDSTRUP became a director of the Company concurrently with the closing of the Company's Initial Public Offering in August 1994. Mr. Bidstrup formed Doubletree, Inc. in 1969 and was Chairman and Chief Executive Officer of that company and its successor, Met Hotels, Inc., until 1991. Mr. Bidstrup is now a principal officer and director of Bid-Group, Inc., CDT Investments, Inc. and GA Investments, Inc. Mr. Bidstrup also is the founder and currently a Board member of Homeward Bound, a non-profit housing organization. His memberships include Association for Corporate Growth; Dean's Council of 100, ASU College of Business; Entrepreneurial Fellow, University of Arizona; Lambda International; and World President's Organization. Mr. Bidstrup holds a Bachelor of Science Degree from the United States Military Academy and a Master of Business Administration Degree from the Harvard Graduate School of Business Administration.

    JOSEPH W. O'CONNOR became a director of the Company concurrently with the closing of the Company's Initial Public Offering in August 1994. Mr. O'Connor has been active in real estate since 1970 and has served for 14 years as the President and Chief Executive Officer of Copley Real Estate Advisors, Inc. Mr. O'Connor is a graduate of Holy Cross College and earned his Masters of Business Administration Degree at Harvard Business School. He has lectured extensively and is affiliated with numerous real estate professional organizations and community affairs. At the present time, Mr. O'Connor is either a Director or Trustee of the following entities: The Urban Land Institute; Copley Properties, Inc.; The New England Aquarium; Harvard Private Capital Group, Inc.; Children's Hospital; and the MIT Center for Real Estate Development.

    JOHN O. THEOBALD II became a director of the Company concurrently with the closing of the Company's Initial Public Offering in August 1994. Since 1988, Mr. Theobald has served as Senior Vice President and General Counsel for The Pointe Group, Ltd., a privately owned real estate company operating in Arizona and Southern California with activities including residential, office, industrial, land development, and resort development and management. From 1975 to 1988, Mr. Theobald was a partner in the law firm of McLoone, Theobald & Galbut, specializing in real estate and corporate law. His memberships include Boards of Directors of St. Luke's Charitable Health Trust, Herrington Arthritis Research Center; and The Arizona Historical Foundation. Mr. Theobald holds an AB Degree from Princeton University and a law degree from the University of Arizona.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth the beneficial ownership of Common Shares and Units as of April 30, 1996, and as adjusted to reflect consummation of the Offering, for (i) each person who is known to the Company to beneficially own more than a 5% interest in the Company, including the Selling Stockholders, (ii) each director and the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company during 1995 and (iii) the directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power, subject to community property laws where applicable.

                                   SHARES BENEFICIALLY OWNED                   SHARES BENEFICIALLY OWNED
                                       PRIOR TO OFFERING                            AFTER OFFERING
                                 ------------------------------  NUMBER OF   -----------------------------
                                              PERCENT OF COMMON    SHARES                PERCENT OF COMMON  PERCENT OF EQUITY
NAME AND ADDRESS OF                                SHARES          BEING                      SHARES         INTEREST AFTER
BENEFICIAL OWNER(1)                NUMBER      OUTSTANDING(2)     OFFERED      NUMBER     OUTSTANDING(2)       OFFERING(2)
- -------------------------------  -----------  -----------------  ----------  ----------  -----------------  -----------------
Stephen O. Evans (3)...........      183,502            1.1%         --         183,502            1.0%               8.7%
F. Keith Withycombe (4)........      154,152          *              --         154,152          *                    7.9%
Richard G. Berry (5)...........       18,370          *              --          18,370          *                  *
G. Edward O'Clair (6)..........       35,453          *              --          35,453          *                  *
Reid W. Butler (7).............       35,413          *              --          35,413          *                  *
Joseph F. Azrack (8)...........    4,319,844           26.7%      1,787,500   2,532,344           13.9%              11.0%
Joseph W. O'Connor (9).........    1,723,464           10.6%        712,500   1,010,964            5.6%               4.4%
G. Peter Bidstrup (10).........       25,000          *              --          25,000          *                  *
John O. Theobald II (10).......        6,000          *              --           6,000          *                  *
AEW Partners, L.P..............    4,314,844           26.7%      1,787,500   2,527,344           13.9%              11.0%
CIIF Associates II Limited
 Partnership, a Delaware
 limited partnership...........    1,718,464           10.6%        712,500   1,005,964            5.5%               4.4%
ABKB/LaSalle Group (11)........    1,463,750            9.0%         --       1,463,750            8.1%               6.4%
All Executive Officers and
 Directors as a Group (12
 persons) (12).................    6,561,421           40.1%      2,500,000   4,061,421           22.1%              33.1%

- --------------------------
 *   Less than 1%.

 (1) Unless otherwise noted, the address for each of the persons or entities listed above is 6991 East Camelback Road, Suite A-200, Scottsdale, Arizona, 85251. The address for AEW and Mr. Azrack is 225 Franklin Street, Boston, Massachusetts 02110; the address for CIIF Associates II Limited Partnership and Mr. O'Connor is 399 Boylston Street, Boston, Massachusetts 02116; and the address for ABKB/LaSalle Securities Limited Partnership is 11 South LaSalle Street, Chicago, Illinois 60603.

 (2) Assumes the Underwriters' over-allotment option is not exercised. If the over-allotment option is exercised, and to the extent that the Company sells Common Shares pursuant to such option, the percentage interest of the Company in the Operating Partnership will increase and the percentage interest in the Company of the persons listed above will decrease. Percentage of ownership is based on 16,179,379 Common Shares outstanding, at April 30, 1996, prior to the Offering and 18,179,379 Common Shares outstanding after the Offering, except that, with respect to any particular individual or group, for purposes of calculating the percentages, the number of shares outstanding is increased by the number of shares of Common Stock deemed to be beneficially owned, as set forth in the footnotes. Percent of equity interest gives effect to the conversion of Units held by persons other than the Company into Common Shares.

 (3) Includes 50,000 Common Shares subject to options that are exercisable within 60 days. Does not include 145,000 Common Shares subject to options that are not exercisable within 60 days. Does not include shares of Common Stock issuable upon exchange of 1,807,936 Units. All exchanges of Units for shares of Common Stock and exercise of stock options are subject to the Ownership Limit (as defined in the Company's Charter). Without regard to the Ownership Limit, 1,807,936 Units owned by Mr. Evans would be presently exchangeable into a like number of shares of Common Stock and the amount and percentage of shares beneficially owned after the Offering in the table above for Mr. Evans would be 1,991,438 and 9.9%, respectively.

 (4) Includes 50,000 Common Shares subject to options that are exercisable within 60 days. Does not include 145,000 Common Shares subject to options that are not exercisable within 60 days. Does not include shares of Common Stock issuable upon exchange of 1,672,386 Units. All exchanges of Units for shares of Common Stock and exercise of stock options are subject to the Ownership Limit (as defined in the Company's Charter). Without regard to the Ownership Limit, 1,672,386 Units owned by Mr. Withycombe would be presently exchangeable into a like number of shares of Common Stock and the amount and percentage of shares beneficially owned after the Offering in the table above for Mr. Withycombe would be 1,826,538 and 9.2%, respectively.

 (5) Includes 16,250 Common Shares subject to options that are exercisable within 60 days. Does not include 102,750 Common Shares subject to options that are not exercisable within 60 days. Does not include shares of Common Stock issuable upon exchange of 110,000 Units. The 110,000 Units owned by Mr. Berry are presently exchangeable into a like number of shares of Common Stock and, giving effect to such exchange, the amount and percentage of shares beneficially owned after the Offering in the table above for Mr. Berry would be 128,370 and .7%, respectively.

 (6) Includes 8,750 Common Shares subject to options that are exercisable within 60 days. Does not include 48,750 Common Shares subject to options that are not exercisable within 60 days. Does not include shares of Common Stock issuable upon exchange of 4,724 Units. The 4,724 Units owned by Mr. O'Clair are presently exchangeable into a like number of shares beneficially owned after the Offering of Common Stock and, giving effect to such exchange, the amount and percentage of shares in the table above for Mr. O'Clair would be 40,177 and .2%, respectively.

 (7) Does not include 26,250 Common Shares subject to options that are not exercisable within 60 days.

 (8) Includes 4,314,844 Common Shares held by AEW Partners, L.P. Mr. Azrack disclaims beneficial ownership of all such Common Shares except 3,309 Common Shares relating to his proportionate interest in AEW Partners, L.P. Mr. Azrack is the President of AEW, Inc., the sole general partner of the sole general partner of AEW Partners, L.P. Includes 5,000 Common Shares subject to options that are exercisable within 60 days.

 (9) Includes 1,718,464 Common Shares held by CIIF Associates II Limited Partnership, a Delaware limited partnership, as to which Mr. O'Connor disclaims beneficial ownership. Mr. O'Connor is Chief Executive Officer and a director of Copley Advisors, Inc., the managing general partner of CIIF Associates II Limited Partnership. Includes 5,000 Common Shares subject to options that are exercisable within 60 days, which Mr. O'Connor holds as nominee of CIIF Associates II Limited Partnership.

(10) Includes 5,000 Common Shares subject to options that are exercisable within 60 days.

(11) The information set forth is based on a Schedule 13G filed by LaSalle Advisors Limited Partnership ("LaSalle Advisors") and ABKB/LaSalle Securities Limited Partnership ("ABKB/LaSalle") with the SEC on February 14, 1996 that identifies such entities as a "group" as defined in Section 13(d)(3) of the Exchange Act. Such Schedule 13G indicates that LaSalle Advisors Limited Partnership beneficially owns an aggregate of 881,400 shares of Common Stock, of which it has sole and dispositive power over 431,200 shares, shared voting power over 165,000 shares and shared dispositive power over 450,200 shares. The Schedule 13G further indicates that ABKB/LaSalle beneficially owns 582,350 shares of Common Stock, of which it has sole voting and dispositive power over 111,100 shares, shared voting power over 228,250 shares and shared dispositive power over 471,500 shares.

(12) Includes an aggregate of 171,250 Common Shares subject to options that are exercisable within 60 days. Does not include shares of Common Stock issuable upon exchange of 3,597,631 Units held by Executive Officers and directors as a group. All exchanges of Units for shares of Common Stock and exercise of stock options are subject to the Ownership Limit (as defined in the Company's Charter). Without regard for the Ownership Limit, 3,597,631 Units owned by such persons would be presently exchangeable into a like number of shares of Common Stock, and the amount and percentage of shares beneficially owned after the Offering in the table above for such persons would be 7,659,052 and 34.9%, respectively.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of the material federal income tax considerations regarding the Offering is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders including insurance companies, tax-exempt organizations (except to the extent discussed under the heading "-- Taxation of Tax-Exempt Shareholders"), financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States (except to the extent discussed under the heading "-- Taxation of Non-U.S. Shareholders"), which are subject to special treatment under the federal income tax laws.

    EACH PROSPECTIVE PURCHASER OF COMMON SHARES IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH PROSPECTIVE PURCHASER'S PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    GENERAL. The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1994. The Company believes that it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will operate in a manner so as to qualify or remain qualified.

    The sections of the Code and Treasury Regulations governing REITs are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and rules promulgated thereunder, and administrative and judicial interpretations thereof.

    In the opinion of Gibson, Dunn & Crutcher LLP, commencing with the Company's taxable year ended December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation has enabled and will enable it to continue to meet the requirements for qualification and taxation as a REIT, under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon the accuracy of certain representations made by the Company as to factual matters relating to the Company's organization, operations, income, assets, distributions and stock ownership. The Company's qualification as a REIT depends on the Company having met and continuing to meet -- through actual operating results, distribution levels and diversity of stock ownership -- the various qualification tests imposed under the Code and discussed below, the results of which have not been and will not be reviewed by Gibson, Dunn & Crutcher LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year have satisfied or will satisfy such requirements. An opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the Company's eligibility for taxation as a REIT. Further, the anticipated federal income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "-- Failure to Qualify."

    If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) of income that generally results from an investment in a regular corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed "REIT taxable income" (as defined below), including undistributed net capital gains. Second, under certain circumstances the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference to the extent that tax exceeds its regular tax. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of default on indebtedness held by the Company) that is held primarily for sale to customers in the ordinary course business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-in Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (I.E., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the Built-in Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain (I.E., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to IRS regulations that have not yet been promulgated.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) in which during the last half of each taxable year not more than 50% in value of its outstanding stock is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

    The Company believes that it has issued sufficient shares to allow it to satisfy conditions (v) and (vi). In addition, the Company's Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer and ownership restrictions are described in "Description of Capital Stock -- Restrictions on Ownership." These restrictions may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described above. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate. See "Failure to Qualify."

    To monitor the Company's compliance with the share ownership requirements, the Company is required to maintain records regarding the actual ownership of its shares. To do so, the Company must demand written statements each year from the record holders of certain percentages of its shares of stock in which the record holders are to disclose the actual owners of the shares (I.E., the persons required to include in gross income the REIT dividends). A REIT with 2,000 or more record shareholders must demand statements from record holders of 5% or more of its shares, one with less than 2,000, but more than 200 record shareholders must demand statements from record holders of 1% or more of the shares, while a REIT with

200 or fewer record shareholders must demand statements from record holders of 0.5% or more of the shares. A list of those persons failing or refusing to comply with this demand must be maintained as part of the Company's records. A shareholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

    In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the assets tests, discussed below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership's share of such items of the Financing Partnership and any other partnership in which the Operating Partnership has a direct or indirect interest) are treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein. The Company controls the Operating Partnership and the Financing Partnership and believes it has operated them in a manner consistent with the requirements for qualification as a REIT, and intends to continue to operate them in such a manner. However, there can be no assurance that the Company has actually operated or will actually operate such partnerships in a manner that has satisfied or will continue to satisfy the REIT provisions of the Code.

    The Company owns an indirect 1% interest as a general partner in the Financing Partnership, which is held through Evans Withycombe Finance, Inc., a wholly owned subsidiary of the Company that has been organized and operated as a "qualified REIT subsidiary" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of Evans Withycombe Financing, Inc. are treated as assets, liabilities and items of the Company. Evans Withycombe Financing, Inc., therefore, is not subject to federal corporate income taxation, although it may be subject to state or local taxation. In addition, the Company's ownership of the voting stock of Evans Withycombe Financing, Inc. will not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

    INCOME TESTS. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from certain sales of real property held primarily for sale) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from certain sales of real property held primarily for sale) for each taxable year must be derived from items of income that qualify under the 75% test, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, gain from the sale or other disposition of stock or securities held for less than one year, gain from certain sales of real property held primarily for sale and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income for each taxable year.

    Rents received by the Company qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income test if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the Company derives no revenue, provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and not otherwise considered "rendered to the occupant" of the property.

    The Company regularly monitors its activities to ensure that the foregoing tests are satisfied. The Company believes that the aggregate amount of any nonqualifying income in any taxable year has not exceeded and will not exceed the limits on nonqualifying income under the gross income tests.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if (i) the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches to its return for that year a schedule of the nature and amount of each item of its income and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. However, in the event the Company does not meet these tests, the Company would not be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess nonqualifying income. There are no comparable relief provisions which could mitigate the consequences of a failure to satisfy the 30% gross income test.

    ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of Company's total assets may be represented by securities other than those included in the 75% asset test. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities. In applying these tests, the Company will be deemed to own a proportionate share of any assets owned, directly or indirectly, by the Operating Partnership based on its capital interest in the Operating Partnership and the Operating Partnership's direct or indirect capital interest in any other partnership, including the Financing Partnership.

    The Company believes that it has complied and will continue to comply with the asset tests. Substantially all of the Company's investments are in the properties owned by the Operating Partnership and Financing Partnership, which represent qualifying real estate assets. The Company's proportionate share of the Management Company's voting and nonvoting common stock owned by the Operating Partnership also is within the permissible range, since these interests do not exceed a 10% voting interest. In addition, the Company believes that the value of its interests in the stock of the Management Company will be less than the permitted 5% of the total value of the Company's assets. Gibson, Dunn & Crutcher LLP, in issuing its opinion referred to above, is relying on the Company's representations as to the value of its interest in the stock of the Management Company relative to the value of the Company's assets. There can be no assurance that the IRS will not contend that the value of the securities of the Management Company held by the Company (through the Operating Partnership) exceeds the 5% value limitation.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. "REIT taxable income" for any year means the taxable income of the Company for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property), subject to certain adjustments provided in the REIT provision of the Code. In addition, if the Company disposes of any Built-in Gain Asset during such asset's Recognition Period, the Company will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. The Company intends to make, and to cause the Operating Partnership and Financing Partnership to make, timely distributions sufficient to satisfy these annual distribution requirements. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax thereon at regular capital gain and ordinary corporate tax rates.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements described above due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if nondeductible capital expenditures such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange, or to cause the Operating Partnership or Financing Partnership to arrange, for short-term, or possibly long-term, borrowing, to sell assets, or to pay dividends in the form of taxable stock dividends. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

    Under certain circumstances, the Company may be able to rectify a failure to meet the above distribution requirements for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. The Company will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    Furthermore, if the Company should fail to distribute each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT taxable income and capital gains on which tax is imposed for any year is treated as an amount distributed during that year for purposes of this excise tax.

FAILURE TO QUALIFY

    If the Company should fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at rates applicable to regular C corporations. Distributions to shareholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT will reduce the cash available for distribution by the Company to shareholders. In addition, if the Company fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

    As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are properly designated by the Company as capital gain dividends will be taxed as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions (not designated as capital gain dividends) in excess of current and accumulated earnings and profits will be treated as tax-free returns of capital to the extent of the shareholder's basis in the shares, and will reduce the adjusted basis of such shares (but not below zero). To the extent distributions in excess of current and accumulated earnings and profits exceed the basis of a shareholder's shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder. In addition, any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

    Upon any sale or other disposition of shares, a domestic shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares for tax purposes. In general, provided the shares were held as a capital asset, any gain or loss realized on a taxable disposition of shares will be treated as long-term capital gain or loss if the shares have been held for more than twelve months and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company reports to its domestic shareholders and the IRS the amount of dividends paid with respect to each calendar year, and the amount of tax withheld therefrom, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld under the backup withholding rules will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify to their non-foreign status to the Company. See "-- Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

    The IRS has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, dividend income from the Company should not, subject to certain exceptions described below, be UBTI to a qualified plan, IRA or other tax-exempt entity (a "Tax-Exempt Shareholder") provided the Tax-Exempt Shareholder has not held its shares as "debt financed property" within the meaning of Section 514 of the Code and the shares are not otherwise used in an unrelated trade or business of the Tax-Exempt Shareholder. Similarly, income from the sale of Common Shares should not, subject to certain exceptions described below, constitute UBTI unless the Tax-Exempt Shareholder has held such Common Shares as a dealer (under Section 512(b)(5)(B) of the Code) or as "debt-financed property."

    For Tax-Exempt Shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their tax advisors concerning these "set-aside" and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by the Company shall be treated as UBTI to certain trusts if the Company is treated as a "pension held REIT." A trust will be subject to this rule if it (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

    The Company will be treated as a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "five or fewer" shareholder requirement (discussed above), as owned by the beneficiaries of the trust (rather than by the trust itself) and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the Company or (b) one or more such qualified trusts, each of whom owns more than 10% (by value) of the interests in the Company, hold in the aggregate more than 50% (by value) of the interests in the Company. The Company believes that it has not been, and is not, a "pension held REIT."

TAXATION OF NON-U.S. SHAREHOLDERS

    The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Shareholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax law and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign income and other tax laws with regard to an investment in Common Shares, including any reporting requirements.

    DISTRIBUTIONS. Distributions by the Company to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to withholding of United States federal income tax at a 30% rate on the total amount distributed unless an applicable income tax treaty reduces or eliminates that tax. However, dividends that are "effectively connected" with the conduct of a trade or business by the Non-U.S. Shareholder will be subject to tax on a net basis at graduated rates, in the same manner as domestic shareholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such "effectively connected" dividends received by a Non-U.S. Shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Pursuant to current Treasury regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of ascertaining the requirement of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury Regulations not currently in effect, however, a Non-U.S. Shareholder who seeks to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. A Non-U.S. Shareholder must file a properly completed and executed IRS Form 4224 with the Company's withholding agent certifying that the investment to which the distribution relates is effectively connected with the conduct of a United States trade or business of such Non-U.S. Shareholder in order to qualify for the exemption from withholding under the effectively connected income exemption discussed above.

    Distributions that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends and that are in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent such distributions in excess of the Company's current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, they will give rise to gain from the sale or exchange of the Common Shares, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the distribution will generally be treated as a dividend subject to withholding. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

    Distributions to a Non-U.S. Shareholder that are designated by the Company at the time of distribution as capital gains dividends (other than those attributable to gain from sales or exchanges by the Company of United States real property interests) generally will not be subject to United States federal income taxation unless (i) the investment in the Common Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as domestic shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above) or (ii) the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his shares under circumstances where the sale is attributable to a U.S. office, in which case the nonresident alien individual will be subject a 30% tax on the individual's capital gains.

    Distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will be treated as income that is effectively connected with a United States trade or business of the Non-U.S. Shareholder. Non-U.S. Shareholders would thus generally be taxed on such distributions at the same rates applicable to domestic shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder that is not entitled to a treaty exemption or rate reduction. The Company is required to withhold 35% of any such distribution, and the withheld amount is creditable against the Non-U.S. Shareholder's United States federal income tax liability.

    SALE OF COMMON SHARES. Gain recognized by a Non-U.S. Shareholder upon a sale or other disposition of Common Shares generally will not be subject to United States federal income tax unless (i) the Company is not a "domestically controlled REIT," or (ii) the investment in the Common Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business or
(iii) in the case of a Non-U.S. Shareholder who is a nonresident alien individual, the individual is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his shares under circumstances where the sale is attributable to a U.S. office. A domestically controlled REIT is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company currently believes that it is a domestically controlled REIT. However, because the Common Shares will be publicly traded, no assurance can be given that the Company will continue to be a domestically-controlled REIT. In the circumstances described above in clauses (i) and (ii), the Non-U.S. Shareholders will generally be subject to the same treatment as domestic shareholders with respect to such gain (subject to a special alternative minimum tax in the case of nonresident alien individuals in the circumstances described above in clause (i) and, in the case of foreign corporations, subject to the possible application of the 30% branch profits tax, discussed above). In the circumstances described above in clause
(iii), the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. The Company must report annually to the IRS and to each Non-U.S. Shareholder the amount of distributions subject to withholding as described above and the tax withheld with respect to such distributions, regardless of whether withholding is actually required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Shareholder resides under the provisions of an applicable income tax treaty. Additional issues may arise pertaining to information reporting and backup withholding for Non-U.S. Shareholders. Non-U.S. Shareholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

TAX RISKS ASSOCIATED WITH OWNING INTERESTS IN PARTNERSHIPS

    The Company owns interests in various partnerships, including the Operating Partnership and the Finance Partnership. The ownership of an interest in a partnership may involve special tax risks, including the possible challenge by the IRS of (i) allocations of income and expense items, which could affect the computation of taxable income of the Company and (ii) the status of a partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If a partnership is treated as an association taxable as a corporation for federal income tax purposes, the partnership would be treated as a taxable entity. In addition, in such a situation, (i) if the Company owned more than 10% of the outstanding voting securities of such partnership, or the value of such securities exceeded 5% of the value of the Company's assets, such as in the case of the Operating Partnership and the Finance Partnership, the Company would fail to satisfy the asset tests described above and would therefore fail to qualify as a REIT, (ii) distributions from any of the partnerships to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and would, therefore, preclude the Company from satisfying such test, (iii) the interest in any of the partnerships held by the Company would not qualify as a "real estate asset," which would preclude the Company from meeting the 75% asset test described above and (iv) the Company would not be able to deduct its share of any losses generated by the partnerships in computing its taxable income. See "-- Failure to Qualify" for a discussion of the effect of the Company's failure to meet such tests for a taxable year.

    Although the Company believes they will be so treated, the Operating Partnership and the Financing Partnership have not requested, and do not intend to request, rulings from the IRS that they will be treated as partnerships for federal income tax purposes. No assurance can be given that the IRS will not challenge the status of the Operating Partnership or the Financing Partnership as a partnership for federal income tax purposes. If such a challenge were sustained by a court, the Operating Partnership and/or the Financing Partnership could be treated as corporations for federal income tax purposes.

OTHER TAX CONSEQUENCES

    The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

    The Management Company does not qualify as a REIT, and therefore it is subject to federal, state and local taxes on its income.

                                  UNDERWRITING

    Subject to the terms and conditions of a purchase agreement (the "Underwriting Agreement"), the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of the Underwriters for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Dean Witter Reynolds Inc., Morgan Stanley & Co. Incorporated and Smith Barney Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholders the number of Common Shares set forth opposite its name below. Pursuant to the Underwriting Agreement, the Underwriters are committed to purchase all of such Common Shares if any are purchased.

                                                                                   NUMBER OF
              UNDERWRITER                                                            SHARES
                                                                                   ----------
              ----------
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated..........................................................
Dean Witter Reynolds Inc.........................................................
Morgan Stanley & Co. Incorporated................................................
Smith Barney Inc.................................................................

                                                                                   ----------
           Total.................................................................   4,500,000
                                                                                   ----------
                                                                                   ----------

    The Representatives have advised the Company that they propose initially to offer the Common Shares to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $. per Common Share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $. per Common Share on sales to certain other dealers. After the Offering, the public offering price, concession and discount may be changed.

    The Company and the Selling Stockholders have granted the Underwriters an option exercisable for 30 days after the date hereof to purchase up to 675,000 additional Common Shares to cover over-allotments, if any, at the public offering price, less the underwriting discount set forth on the cover page of this Prospectus. Of the 675,000 Common Shares, the Company may, at its option, sell up to 300,000 Common Shares, with the remainder to be sold by the Selling Stockholders on a pro rata basis according to the number of shares sold by them in the Offering. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Common Shares to be purchased by it shown in the foregoing table bears to the number of Common Shares initially offered hereby.

    In the Underwriting Agreement, the Company, the Operating Partnership and the Selling Stockholders have agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

    The Company, its directors and executive officers have also agreed, with limited exceptions, including the issuance of Common Shares under employee and director stock plans and the issuance of Common Shares or Units in connection with the acquisition of any land or apartment community, not to offer, sell, contract to sell, or otherwise dispose of any Common Shares or Units or any securities convertible into or exercisable or exchangeable for Common Shares or Units for a period of 120 days after the closing of this Offering without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

    The Selling Stockholders have agreed not to offer, sell, contract to sell, or otherwise dispose of or distribute any of their Common Shares for a period of 120 days after the closing of this Offering without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Selling Stockholders have also agreed not to exercise any of their "demand" registration rights prior to January 31, 1997 or, at the Company's election and subject to certain conditions, March 31, 1997.

                                    EXPERTS

    The consolidated financial statements of Evans Withycombe Residential, Inc. (the Company) and Evans Withycombe Residential Group (the Predecessor) appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing.


                                 LEGAL MATTERS



    The validity of the Common Shares offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. Certain legal matters related to the Offering will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Certain legal matters related to the Offering will be passed upon for the Underwriters by Latham & Watkins, Los Angeles, California.


                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), covering the Securities offered hereby. This Prospectus omits certain information and exhibits included in the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Common Shares offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of the Registration Statement or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") and the reports, proxy and information statements and other information filed by the Company with the NYSE can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed with the Commission (File No. 1-13256) pursuant to the Exchange Act are incorporated herein by reference:

    (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

    (2) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996;

    (3) the following sections of the Company's Proxy Statement for its 1996 Annual Meeting of Stockholders: "Election of Directors," "Nominees for Election as Director," "Directors Continuing in Office," "Executive Compensation," "Security Ownership of Beneficial Owners and Management" and "Certain Relationships and Related Transactions;"



    (4) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on August 1, 1994; and



    (5) all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Common Shares offered hereby have been sold or which deregisters all Common Shares then remaining unsold.


    Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to Evans Withycombe Residential, Inc., Attention: Secretary, 6991 East Camelback Road, Suite A-200, Scottsdale, Arizona 85251, telephone number: (602) 840-1040.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE THEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Use of Proceeds................................         17
Price Range of Common Shares and Dividends.....         17
Capitalization.................................         19
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         20
Business and Properties........................         31
Management.....................................         45
Principal and Selling Stockholders.............         47
Federal Income Tax Considerations..............         49
Underwriting...................................         58
Experts........................................         59
Legal Matters..................................         59
Available Information..........................         59
Incorporation of Certain Information by
 Reference.....................................         59


                                4,500,000 SHARES

                                     [LOGO]

                                EVANS WITHYCOMBE
                               RESIDENTIAL, INC.

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                              MERRILL LYNCH & CO.
                           DEAN WITTER REYNOLDS INC.
                              MORGAN STANLEY & CO.
                                  INCORPORATED

                               SMITH BARNEY INC.

                                            , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the Common Shares registered hereby (all amounts except the registration fee and the NASD fee are estimated).

Registration fee................................................................  $ 40,821
NASD fee........................................................................    12,338
NYSE listing fee................................................................    20,000
Printing, duplicating and engraving expenses....................................   100,000
Legal fees and expenses (other than Blue Sky)...................................   200,000
Accounting fees and expenses....................................................    60,000
Blue sky fees and expenses......................................................    10,000
Miscellaneous...................................................................    56,841
                                                                                  --------
    Total.......................................................................  $500,000
                                                                                  --------
                                                                                  --------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    The Company's Charter limits the liability of the Company's directors and officers to the Company and its shareholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its shareholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its shareholders to obtain other relief, such as an injunction or rescission.

    The Company's Charter and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by Maryland law. The Charter also permits the Company to indemnify employees, agents and other persons acting on behalf of or at the request of the Company. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and
(i) was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

    The Agreement of Limited Partnership of the Operating Partnership also provides for indemnification of the Company, or any director or officer of the Company, in its capacity as general partner of the

Partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership as set forth in the Operating Partnership Agreement.

    The Company entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by the MGCL, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover officers and directors under the Company's directors and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Charter and the Bylaws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights it provides.

ITEM 16.  EXHIBITS

    See Exhibit Index attached hereto on page II-4 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 13th day of May 1996.


                                      EVANS WITHYCOMBE RESIDENTIAL, INC.


                                      By:           /S/ STEPHEN O. EVANS

                                         ---------------------------------------
                                                    Stephen O. Evans
                                             CHAIRMAN OF THE BOARD AND CHIEF
                                                    EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                         NAME                                            TITLE                         DATE
- ------------------------------------------------------  ----------------------------------------  ---------------

                 /S/ STEPHEN O. EVANS                   Chairman of the Board of Directors and       May 13, 1996
     -------------------------------------------        Chief Executive Officer (Principal
                   Stephen O. Evans                     Executive Officer)

                /S/ F. KEITH WITHYCOMBE                 President, Chief Operating Officer and       May 13, 1996
     -------------------------------------------        Director
                 F. Keith Withycombe

                  /S/ PAUL R. FANNIN                    Senior Vice President and Chief              May 13, 1996
     -------------------------------------------        Financial Officer (Principal Financial
                    Paul R. Fannin                      and Accounting Officer)

                 /S/ RICHARD G. BERRY                   Executive Vice President and Director        May 13, 1996
     -------------------------------------------
                   Richard G. Berry

                           *                            Director                                     May 13, 1996
     -------------------------------------------
                   Joseph F. Azrack

                           *                            Director                                     May 13, 1996
     -------------------------------------------
                  G. Peter Bidstrup

                           *                            Director                                     May 13, 1996
     -------------------------------------------
                  Joseph W. O'Connor

                           *                            Director                                     May 13, 1996
     -------------------------------------------
                 John O. Theobald II

*By:          /S/ STEPHEN O. EVANS
         --------------------------------------
                     Stephen O. Evans
                     ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                          DESCRIPTION
- ---------  ----------------------------------------------------------------------------------------
    *1.1   Form of Purchase Agreement
    *4.1   Articles of Amendment and Restatement of the Registrant (previously filed as Exhibit No.
           3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).
    *4.2   Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.2 to the
           Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).
    *5.1   Opinion of Ballard Spahr Andrews & Ingersoll regarding the validity of the securities being registered.
    23.1   Consent of Ernst & Young LLP
   *23.2   Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5.1)
   *24     Power of Attorney (included on signature page)


- ------------------------

* Previously filed.